UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 10/A
(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

EFT BIOTECH HOLDINGS, INC.
 (Exact name of small business issuer as specified in its charter)

Commission File No. 001-34222

Nevada (State or other Jurisdiction of Incorporation or Organization)	22-1211204 (I.R.S. Employer Identification No.)

929Radecki Court City of Industry, CA	91748
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (626) 581 - 0388

With Copies to:
Virginia K Sourlis, Esq.
The Sourlis Law Firm
2 Bridge Avenue
The Galleria
Red Bank, New Jersey 07701
Telephone: (732) 530-9007

Securities to be registered under Section 12(b) of the Act:

Title of each class To be registered N/A	Name of each exchange on which Each class is to be registered N/A

Securities to be registered under Section 12 (g) of the Act:

Common Stock, par value $0.00001 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

This registration statement contains statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact included in this Report regarding the prospects of our industry or our prospects, plans, financial position or business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plans,” “forecasts,” “continue” or “could” or the negatives of these terms or variations of them or similar terms. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this registration statement.

Form 10

EFT BioTech Holdings, Inc.  (the “Registrant”) filed a registration statement on Form 10 with the SEC on December 10, 2008 and the Registration Statement went effective by operation of law on February 9, 2009.  Upon the effectiveness date of the Form 10, we are required to file annual, quarterly and other required reports and forms with the SEC under the Securities Exchange Act of 1934, as amended.  Our Form 10, as amended, and our reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding Registrants that file electronically. The address of the website is http://www.sec.gov.

Once the Form 10 is cleared by the SEC, the Registrant intends to solicit a registered broker/dealer to file an application with FINRA for authorization to act as a market maker of our common stock on the OTC Bulletin Board.

ITEM 1.   BUSINESS.

General

The Registrant together with its subsidiaries is an e-Business company designed around the concept of “Business-to-Customer,” meaning products are sold directly to individuals, rather than the traditional “Business to Business” model where products are sold to distributors who then sell to individuals, using the World Wide Web through our website, www.eftb.us.   The contents of our website are not incorporated by reference herein.   The Registrant is a holding company and conducts its business through its operating subsidiaries.   See “Organizational History” below.  The information in this registration statement concerning the Registrant’s business and operations pertains to the operating subsidiaries. Terms such as the “Company,” “EFT,” “we,” “us,” “our” and similar phrases pertain to the activities of the operating subsidiaries unless otherwise noted.

We offer 26 different nutritional products, some of which are oral sprays; 18 different personal care products; 2 environmentally protective automotive products, an environmentally friendly house cleaner and flip top portable drinking container which contains a filter to remove impurities from the water.  See “Products” below for a more detailed description of our products.

We market and sell our products through an internet platform which consists of us selling our products directly to customers through our website.  Once a customer purchases our products he or she becomes an “Affiliate” by being recommended by another Affiliate.  Currently, a majority of our Affiliates are located in China and Hong Kong.

Customers who originally enrolled in the Affiliate program (the “EFT Program”) shared this program with friends and relatives in China.  From this, our Chinese business grew.  Customers can join the EFT Frogram only by being recommended by another Affiliate and by making a purchase through our website.  To purchase products, customers order on line and send payment for the order to an off-shore account.  Currently, the Company has no sales activities in the United States. EFT International Ltd. (“EFT International”) an off-shore subsidiary will verify receipt of payment and notify the appropriate distribution center to ship the products.   The Affilate then receives the products for personal use.

As of December 31, 2008, we had approximately 500,000 Affiliates enrolled in the EFT Program. When a customer joins the EFT Program, the customer is given a membership ID number.  We have a reward system whereby an Affiliate earns monetary rewards for products purchased by such Affiliate and by other persons who join the EFT Program and who were introduced to the program by that Affiliate or through other Affiliates that were originally introduced to the program by that Affiliate.  For example, when a new Affiliate joins the program, he/she is required to furnish the referring Affiliate’s ID number. When the next or second Affiliate introduces a third Affiliate to the Company, the second Affiliate as well as the first referring Affiliate earn rewards based on the products purchased by such third Affiliate. This reward system continues for each additional Affiliate.  A certain percentage of the total purchase price is paid to the Affiliate as the reward. EFT uses a binary compensation system. For each new order the Affiliate must select a placement on the right or left side of the referring Affiliate’s ID number in order to have the system calculate the rewards earned.

Affiliates are not required to pay membership fees, buy products, resell products, recruit others, attend meetings or report to us. Free educational classes are offered to our Affiliates where they can learn more about our products and how to use them. Affiliate rewards are issued in the form of a reward card. Rewards are credited in U.S. Dollars and can be withdrawn in local currency at automated teller machines (ATM’s) in the country of the Affiliate.  By using this method, we eliminate cumbersome accounting chores such as issuing checks and reconciling bank statements. This method helps us to keep our accounting staff smaller than it would be if we used a check payment method, thereby saving operating expenses.

Full payment is required  in U.S. Dollars prior to shipment of the products purchased.  At period end, we recognize cash received where orders have not been shipped as a liability.  We report unshipped orders as a liability under unearned revenues.  Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.  Cash consideration given by the Company to its Affiliates is considered to be a reduction of the selling prices of the Company's products, thus, is recorded as a reduction of revenue. Customers may return defective merchandise for an exchange or refund.

EFT does not own any manufacturing facilities.  Our products are manufactured by third party vendors, and are packaged under the EFT brand.  EFT packages clearly state the country of manufacture which currently is the United States in most cases.  We do not have any long-term supply contracts or agreements with any merchants to produce or market our products at this time. We order our products directly from vendors, on an “as-needed” or “expected need” basis.

 The Registrant’s Common Stock is currently trading on the OTC Pink Sheets under the ticker symbol “EFTB.”As of the quarter ended December 31, 2008, there were 75,983,205  shares of Common Stock outstanding, 53,300,000 of which (approximately 70%) are beneficially held or controlled by the executive officers and directors of the Company.

Organizational History

EFT BioTech Holdings, Inc., (formerly HumWare Media Corporation, GRG, Inc., Ghiglieri Corporation, Karat Productions, Inc.) was incorporated in the state of Nevada on March 19, 1992 (“EFT Holdings”).  HumWare’s stock had been trading on the Pink Sheets and as a result EFT Holdings is a public company trading on the Pink Sheets.

On November 7, 2007, HumWare Media Corporation changed its name to EFT BioTech Holdings, Inc. and effected a reverse stock split of 20,000 shares of common stock for 1 share of common stock, which resulted in a decrease in the total amount of common shares then issued and outstanding.

On November 18, 2007, EFT Holdings issued an aggregate of 53,300,000 shares of its Common Stock in connection with a share exchange with EFT BioTech, Inc. (“EFT BioTech”), a Nevada corporation formed on September 18, 2007, pursuant to which EFT Holdings acquired 100% of the issued and outstanding shares of EFT BioTech in consideration for such 53,300,000 shares, representing 70.15% of EFT Holdings capital stock on a fully-diluted basis.  See Item 4, “Security Ownership of Certain Beneficial Owners and Management” herein for a description of the current holders of such 53,300,000 common shares.

Upon the consummation of the merger, EFT BioTech became a wholly-owned subsidiary of EFT Holdings.  The Registrant is a holding company and conducts its business through the operations of the subsidiaries of EFT Limited, a British Virgin Islands corporation (“EFT Limited”).  EFT Limited has four wholly-owned subsidiaries: EFT (HK), Inc., Top Capital International Limited, EFT, Ltd. and EFT International Ltd.

On October 25, 2008, EFT Investment Co., Ltd. completed the acquisition of 58,567,750 shares of common stock of Excalibur International Marina Corporation (“Excalibur”); representing approximately 49% shares of issued and outstanding shares of Excalibur, for an aggregate purchase price of USD $19,193,000. Prior to the acquisition of Excalibur, Excalibur was not a related person under Item 404 of regulation S-K.  See also Item 7 “Certain Relationships and Related Transactions and Director Independence” for certain transactions between the Company and Excalibur.

Below is our corporate chart:

Products

Nutritional Products:

Our nutritional products are non-pharmaceutical nutritional products.  They are ingestible through oral liquids, oral sprays, tablets and tea.  Our oral sprays are delivered through very fine mist sprayed directly into the mouth. Our containers used to deliver our nutritional products are small, compact and easy to carry.

Our products are all natural, made from pure ingredients, and are designed to address specific goals of the user such as strengthening the immune system, assisting in weight loss, helping to overcome a sore throat and fighting off colds. Each product has been formulated to address specific need, symptom and condition. We make no claims as to the products curing any medical condition, or preventing any medical ailment. Our products have not been tested and/or approved by the FDA, as with all non-prescription products.

We currently offer 26 different nutritional products for various purposes:

1.	Zeolite Plus:

An oral liquid designed to detoxify the body, support immune system strength and normalize pH in the body.

2.	2006 Celprotect I:

Ingestible tablets designed to eliminate toxins and viruses (e.g., cold sores) and promote energy.

3.	2007 Celprotect II Bullet Points:

An oral liquid designed to stimulate cellular metabolism, neutralize toxins, assist in avoiding food poisoning, balance cell life and boost energy.

4.	2006 – 2007 Celprotect I:

A kit containing 2006 Celprotect I and 2006 - 2007 Celprotect II.

5.	CardioSupport:

An oral spray designed to promote heart health.

6.	Colloidal Silver:

An oral liquid designed to combat bacterial, fungal and viral infections.

7.	Colostrum:

An oral spray designed to promote anti-aging, weight loss and immune system support.

8.	Deer Antler Velvet Plus:

An oral spray designed to promote white blood cell count and to help the body handle stress and promote recovery from the effects of injury and fatigue.

9.	Essential 90+:

An oral spray designed to promote overall health.

10.	GlucoBalance:

An oral spray designed to maintain proper levels of blood sugar for good health.

11.	Liver Support:

An oral spray designed to cleanse the liver and rebuild damaged tissue.

12.	Memory Plusb:

An oral spray designed to overcome the natural processes associated with aging and enhance healthy cognitive ability.

13.	MSM (Methylsulfonymethane):

An oral spray designed to rebuild connective tissue and joints.

14.	Perform Plus:

An oral spray designed to promote endurance, performance and increased libido.

15.	Re-Live Again:

An oral spray designed to increase the release of Human Growth Hormone within the body to increase energy and endurance.

16.	ReishiPlus:

An oral spray designed to help lower blood pressure and decrease elevated cholesterol and triglyceride levels and support the immune system.

17.	Rooibos Tea:

A popular South African tea believed to promote anti-aging and immune system health.

18.	Slim’n Easy:

An oral spray designed to promote and sustain weight loss.

19.	Slumber Plus:

An oral spray designed to aid sleep.

20.	Spray-EEZE:

An oral spray designed to alleviate colds and sore throats.

21.	Super Hydro-Oxy:

An oral liquid designed to revitalize and detoxify the human body.

22.	Super Hydro-Oxy (Large):

A larger bottle of Super Hydro-Oxy.

23.	Super Re-Vitalizer:

An oral spray designed to promote overall health.

24.	Super Silica:

An oral liquid designed to support bones, arteries, connective tissue, healthy hair, skin and nails.

25.	Super Cal:

An oral spray designed to promote bone health.

26.	Vision Plus:

An oral spray designed to nourish the eyes.

Personal Care Products:

We currently offer the following 18 different Personal Care products;

1.	Bust Cream: An herbal cream containing natural ingredients for the purpose of stimulating the development of the breast tissue and tightening and firming of the breast.

2.	Daily Eye Treatment: A soothing and hydrating eye cream for the purpose of reducing puffiness, fine lines and the effects of stress and fatigue.

3.	Lip gloss: A long lasting moisturizing lipstick.

4.	Pressed Mineral Powder: A multi-functional face power containing zinc, Vitamins A and E and green tea extract.
5.	Fountain of Youth: A daily skin care regimen including a synergistic blend of 10 oriental herbs for the purpose of skin brightening, cleaning, and anti-wrinkle effects.

6.	Gold Cream: A topical cream containing colloidal gold for the purpose of relieving pain associated with arthritis, stiff and swollen joints, sprains, strains, muscle spasms, bursitis and tendonitis.

7.	Instant Whitening Cream: A cream for the purpose of brightening overall complexion, lightening age spots, liver spots and sun damaged skin.

8.	Lifting Masque: A 20 minute masque for the purpose of reducing the visible signs of aging while lifting, tightening, and refining the pores of the skin.

9.
Magik Glove: A non-greasy lotion for hand protection against the damaging effects of dirt, grease, grime, multi-component paints, oils, solvents, adhesives, chemicals, resins, corrosives, irritants, inks, dyes, toner, toxins and many other substances.

10.	Nia 3 Plus 1 Lash & Line: Mascara and eyeliner package containing two items in each tube: dark brown mascara and navy blue mascara in one tube and black mascara and black eyeliner in the another tube.

11.	Nia Concealer: A light colored concealer for the purpose of providing coverage for any skin imperfection as in darkness around the eyes, blemishes and to even out skin tones.

12.	Nia Eye Color: A palette of four color-coordinated eye shadows: Pearl grey, Soft pink, Cranberry and Charcoal.

13.	Nia Face and Body Powder: A jar containing face and body powder and a powder puff.

14.	Nia Lip Magic: A lip gloss. Colors include Celebration Red with Pink shimmer and Plum Raisin with Peach shimmer.

15.	Progesterone Cream: A non-pharmaceutical cream containing natural ingredients for menopausal and postmenopausal women.

16.	Rooibos Tea Cream: A skin cream containing Alpha-Hydroxy acids, antioxidant, Vitamin B, Vitamin C and Vitamin E , Zinc, Potassium, Calcium, Copper and DHEA.

17.
The Collection: A makeup kit containing Face Primer, Silk Whipped Foundation, Wet/Dry Powder, Eye Shadow, Black Eye Pencil, Pressed Shimmer Powder, Shimmer Blush, Long Lasting Lipstick, Lip Gloss Palate, Cream Lipstick, and Coordinating Lip Pencils.

18.	Travel Kits. An Anti-Aging Skin Care Travel Kit containing products designed for balancing skin tone, increasing hydration, diminishing lines and wrinkles and restoring resiliency.

Automotive Additive Products:

We currently offer the following two different automotive products:

1.	Fast Team Plus: A tire sealant solution for the purpose of protecting a tire against air loss.

2.	MotoMax: A biodegradable solution to regulate an engine’s temperature.

Environmentally Friendly Home Cleaning Product:

Natural Clean:

  A 100% biodegradable multi-purpose cleaning solution that aids in the clean-up and removal of a number of different stains and spills including grease, tar, crayons, pet stains, soap film, blood, ink and make-up. Natural Clean is non-toxic, non-caustic, non-pollutant, non-flammable and non-rusting and can be used for cleaning kitchens, baths and cars as well being used as an insect repellant when applied on skin or clothing.

Other:

Flip-Top Portable Filter:

A 24-ounce drinking container in a portable tote and featuring a filtration system.

Distribution of Our Products

Our products are sold exclusively on the Internet.  Customer orders are filled using the following general process:

•
To purchase products, customers order on line and send payment for the order to an off-shore account.  EFT International will verify receipt of payment and notify the appropriate distribution center to ship the products.   Currently, orders are filled primarily through our subsidiary EFT (HK) Ltd., located in Hong Kong and we do not have any sales in the United States.  We are currently in the process of establishing operations in other locations around the world, specifically Europe, Thailand, Vietnam and South America, from which products may also be shipped if we determine there is sufficient demand.

•
Once orders are placed on-line, EFT International will notify EFT (HK) Ltd. that payment was received.  EFT (HK) Ltd. will notify IFC (defined below) how much of any particular type of product will be needed.  In most cases, products ordered are shipped directly from our third party vendor  to the distribution center in Hong Kong.  In some cases, however, products are shipped to California rather than directly to the distribution center in Hong Kong.    As a result some inventory may be maintained in California but only for a short period of time, generally not to exceed three months. Any products received in California are subsequently shipped to Hong Kong for distribution.  Vendors are paid for their products by EFT International.

The product formulations, delivery systems (spray), packages, packaging design and labels are proprietary to EFT.  There are several manufacturers who produce these formulated products owned by EFT.  We do not own any manufacturing facilities.

It would be difficult and prohibitively expensive for a competitor to duplicate the process without a ready market to sell hundreds of thousands of products into, therefore, we do not copyright or patent our products.  To date, we have not encountered any competitor who has products similar to ours. Additionally, we are not fully dependent upon any one manufacturer supplier for 100% of any single product.

Significant Vendors

The vendors that supply the Company’s formulated products are currently located in the United States. None of our vendors account for a significant portion of our business and can be replaced.  In December of 2008, we contracted with Industry Fulfillment Co., Inc. (“IFC”), a California corporation, to provide quality control on products ordered from vendors beginning in January 2009.  IFC tracks the quantity and progress on delivery of these orders.  In the future products may be purchased from vendors located outside the United States.  There are no  commitments or manufacturing agreements with any of our current vendors.  We  order products on an “as needed” or an “expected need” basis.

Sources and Availability of Raw Materials

Raw materials used in the manufacture of our products by third parties are readably available to the manufacturers of our products.   We are not a  party to any agreement for the purchase or delivery of such raw materials.

Significant Customers and Dependence on One or More Customers

None of our customers or Affiliates account for a significant portion of our business. We do not currently depend on any one or more customers or Affiliates for the purchase of our products.

Competition

The nutritional supplement and cosmetic e-business markets have and continue to become increasingly competitive and are rapidly evolving.  In addition, the internet online commerce market is rapidly evolving and intensely competitive. Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost.   Continued advancement in technology and increasing access to that technology is paving the way for growth in the internet consumer industry. We believe that we are well-positioned within the Asian consumer market with our current marketing plan of supplying American merchandise brands to Asian consumers and that our exposure to both the Asian and American cultures gives us a competitive advantage. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have.

Government Regulation

Currently, pre-market government approval is not necessary for any of our products and none of our products are otherwise subject to governmental regulation.  The FDA may in the future determine to regulate our nutritional products. If certain of our products are deemed to be drugs or biologics, we will be required to conduct clinical trials to demonstrate the safety and efficacy of these products in order to continue to market and sell them.

The collection of data and processing of transactions through our systems require us to receive and store a large volume of personally identifiable data. This collection, processing and storage of such  type of data is subject to legislation and regulation in various jurisdictions.

Seasonality

Our business is not seasonal in nature.

Intellectual Property

We do not currently hold any patents or trademarks, nor are we a party to any licenses, franchises, concessions, royalty agreements or labor contracts except as disclosed herein. The Company uses the “EFT” name, a trademark owned by EFT Assets Limited and licensed by EFT Assets Limited to the Company.  EFT Limited is required to pay an annual royalty fee equal to a percentage of the Company’s sales for the previous fiscal year.  The percentage is 5% for the first $30 million in sales, 4% for the $10 million in sales in excess of $30 million, 3% for the $10 million in sales in excess of $40 million and up to $50 million; 2% for the $10 million in sales in excess of  $50 million and up to $60 million;  and 1% for the $10 million in sales in excess of  $60 million.

Research and Development Activities

We have not and do not engage in any research and development activities nor do we contemplate spending any time on such activities in the foreseeable future.  On an as needed basis we may outsource research and development of a new product.

Environmental Laws

Our products are biodegradable and are not impacted by federal, state or local environmental laws.

Employees

As of the date of this Registration Statement, we have 5 full-time employees at the executive offices of the Registrant in the City of Industry, California and the remaining 9 at our Kowloon, Hong Kong office.  The number of employees were reduced in the City of Industry office because EFT, Inc. is no longer a fulfillment or procurement center and in the Kowloon office as a result of decreased sales generally.   We adjust the number of employees from time to time as necessary to meet the needs of the Company.

None of our employees are represented by a collective bargaining agreement. There are no pending labor-related legal actions against us filed with any state or federal agency. We believe our employee relations are good.

Available Information

We filed the original Form 10 with the SEC on December 10, 2008 and the Registration Statement is effective by operation of law as of February 9, 2009.  Upon the effectiveness date of the Form 10, we are required to file annual, quarterly and other required reports and forms with the SEC under the Securities Exchange Act of 1934, as amended.  This Form 10, as amended, and our other reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the website is http://www.sec.gov.

ITEM 1A.                      RISK FACTORS.

An investment in our securities involves risk.  Please consider the following risks and uncertainties together with the other information presented in this Registration Statement, before investing in our securities.

Risks Related to Our Business

Current economic conditions may adversely affect our industry, business and results of operations and could cause the market value of our common stock to decline.

The global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This has led, and could further lead, to reduced consumer spending in the foreseeable future, and may include consumer spending on nutritional and beauty products and other discretionary items. In addition, reduced consumer spending may drive us and our competitors to decrease prices. These conditions may adversely affect our industry, business and results of operations and may cause the market value of our common stock to decline.

We regularly maintain cash balances at a commercial bank in excess of the Federal Deposit Insurance Corporation insurance limit of $250,000.

We regularly maintain cash balances at a commercial bank in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit of $250,000. While the financial position and liquidity of the commercial bank has been exceedingly greater than our uninsured cash balances at any point in time, if the financial position and/or liquidity of the bank were to become impaired, our financial position and the results of our operations could be negatively affected to the extent of account balances held at the financial institution in excess of the federally insured limit.

The extent of our sourcing and manufacturing may adversely affect our business, financial condition and results of operations.

All of our products are currently manufactured in the United States and a majority of them are sold to customers in Hong Kong and China.  As a result of the magnitude of this sourcing and shipping, our respective businesses are subject to the following risks:

•
political and economic instability in foreign countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods, or to an increase in transportation costs of raw materials or finished product;

•
the imposition of regulations and quotas relating to exports and imports, including quotas imposed by bilateral agreements between the United States from where we source our products and foreign countries, including China;

•	the imposition of duties, taxes and other charges on exports and imports;
•	significant fluctuation of the value of the U.S. dollar against the Hong Kong Dollar, Chinese Yuan and other foreign currencies;
•	restrictions on the transfer of funds to or from foreign countries; and
•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

We operate on very tight delivery schedules and, if there are delays and expected delivery dates cannot be met, it could negatively affect our profitability.

If there is a delay in the delivery of goods and delivery schedules cannot be met, then our Affiliates and retail customers may cancel orders  with us which would impact our gross profits and therefore, our profitability. We may also incur extra costs to meet delivery dates, which would also reduce our company’s profitability.

We face intense competition and any failure to timely implement our business plan could diminish or suspend our development and possibly cease our operations.

From time to time in the Business to Consumer (B2C) e-commerce business competitors, typically catalog and other online retailers, will attempt to secure contracts with various merchandise brands to offer merchandise to their consumers. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. The internet online commerce market is rapidly evolving and intensely competitive. Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. Many competitors in this area have greater financial, technical and marketing resources than our Company. Continued advancement in technology and increasing access to that technology is paving the way for growth in the internet consumer industry. In addition, the nutritional supplement and cosmetic e-business markets have and continue to become increasingly competitive and are rapidly evolving.  We believe that we are well-positioned within the Asian consumer market with our current marketing plan of supplying American merchandise brands to Asian consumers and that our exposure to both the Asian and American cultures gives us a competitive advantage but there can be no assurance that we will maintain our competitive edge or that we will continue to provide only American made merchandise.

Consumers concerns about purchasing items through the Internet as well as external or internal infrastructure system failures could negatively impact our e-commerce sales or cause us to incur additional costs.

The e-commerce business is vulnerable to consumer privacy concerns relating to purchasing items over the Internet, security breaches, and failures of Internet infrastructure and communications systems. If consumer confidence in making purchases over the Internet declines as a result of privacy or other concerns, e-commerce net sales could decline. We may be required to incur increased costs to address or remedy any system failures or security breaches.

Our business depends on the ability to source merchandise in a timely and cost-effective manner.

Our business depends on being able to find qualified vendors and access products in a timely and efficient manner. All of the vendors must comply with applicable laws. Political or financial instability, changes in U.S. and foreign laws and regulations affecting the importation and taxation of goods, including duties, tariffs and quotas, or changes in the enforcement of those laws and regulations, as well as currency exchange rates, transport capacity and costs and other factors relating to foreign trade and the inability to access suitable merchandise on acceptable terms could adversely impact our results of operations.

We face significant inventory risks.

We are exposed to significant inventory risks that may adversely affect our operating results as a result of new product launches, rapid changes in product cycles, changes in consumer tastes with respect to our products and other factors. We must accurately predict these trends and avoid overstocking or under-stocking products. All of our products are supplied by third parties which we order generally on an “as needed” basis.  However, based on ordering trends we do stock certain items that we believe will be in demand so that they are available for immediate shipping.  In recent months we have mitigated decreases in sales by lowering our levels of inventory to preserve cash on hand. Demand for products, however, can change significantly between the time inventory is ordered and the date of sale. In addition, when we begin selling a new product, it may be difficult to establish vendor relationships, determine appropriate product selection, and accurately forecast product demand. The acquisition of certain types of inventory, or inventory from certain sources, may require significant lead-time and prepayment, and such inventory may not be returnable. Although we have significantly reduced inventory levels and primarily order products on an as needed basis, any one of the inventory risk factors set forth above may adversely affect our operating results.

We depend on third parties to manufacture all of the products we sell, and we don’t have any contracts with any of the manufacturers of our products. If we are unable to maintain these manufacturing relationships or enter into additional or different arrangements, we may fail to meet customer demand and our net sales and profitability may suffer as a result.

All of our products are manufactured by third parties. We don’t have any contracts with any of the manufacturers of our products. The fact that we do not have contracts with our third-party manufacturers means that they could cease manufacturing these products for us at any time and for any reason. In addition, our third-party manufacturers are not restricted from manufacturing our competitors' products.  Our inability to secure adequate and timely supplies of merchandise would harm inventory levels, net sales and gross profit, and ultimately our results of operations.

Our manufacturers may increase the cost of the products we purchase from them.

If our manufacturers increase their costs, our margins would suffer unless we were able to pass along these increased costs to our customers. We may not be able to develop relationships with new vendors and manufacturers at the same prices or at all, and even if we do establish such relationships, such new vendors and manufacturers might not allocate sufficient capacity to us to meet our requirements. Furthermore, if we increase our product orders significantly from the amounts we have historically ordered from our manufacturers, our manufacturers might be unable to meet this increased demand.

Our third-party manufacturers may not continue to produce products that are consistent with our standards or applicable regulatory requirements, which could harm our brand, cause customer dissatisfaction and require us to find alternative suppliers of our products.

Our third-party manufacturers may not maintain adequate controls with respect to product specifications and quality and may not continue to produce products that are consistent with our quality standards. If we are forced to rely on products of inferior quality, then our customer satisfaction and brand reputation would likely suffer, which would lead to reduced net sales. In addition, we may be required to find new third-party manufacturers to supply our products. There can be no assurance that we would be successful in finding third-party manufacturers that make products meeting our standards of quality.

Future increases in the price of gasoline may cut into our margins and if we are unable to pass those costs to our customers, our profit margins will decrease.

We pay for the shipment of goods from our vendors.  The recent worldwide prices of gas have significantly and rapidly fluctuated in the recent past.  Increased fuel prices increase our costs of sales which decrease our profit margins.  Future and sustained increases in the price of gasoline will decrease our profit margins to the extent we are unable to foresee them and pass on any increased costs to our customers.

We are subject to the risks of doing business abroad.

Some of our products originate from abroad (e.g., our teas originate from South Africa) and all of our Affiliates are currently located in China and Hong Kong.  As such, we are subject to the usual risks of doing business abroad, including currency fluctuations, political or labor instability and potential import restrictions, duties and tariffs. We do not maintain insurance for the potential lost profits due to such disruptions. Political or economic instability in the China or Hong Kong or elsewhere could cause substantial disruption in our business. This could materially adversely affect our financial condition and results of operations. Heightened terrorism security concerns could subject exported goods to additional, more frequent or more thorough inspections. This could delay deliveries or increase costs, which could adversely impact our results of operations. In addition, since we negotiate our purchase orders with customers in United States dollars, the value of the United States dollar against local currencies could impact our cost in dollars of production from these manufacturers. We are not currently engaged in any hedging activities to protect against these currency risks. If there is downward pressure on the value of the dollar, our customers’ purchase prices for our products could increase. We may not be able to offset an increase in production costs with a price increase to our customers.

Fluctuations in the price, availability and quality of materials used in our products could have a material adverse effect on our cost of goods sold and our ability to meet our customers’ demands.

Fluctuations in the price, availability and quality of the materials used in the manufacture of our products by third parties could have a material adverse effect on the cost of such products to us or our ability to meet our customers’ demands. We may not be able to pass on all or any portion of higher material prices to our customers.

The regulatory status of our products could change, and we may be required to conduct clinical trials to establish efficacy and safety or cease to market these products.

The Food and Drug Administration, or FDA, does not have a pre-market approval system for our products. However, the FDA may in the future determine to regulate our products or the ingredients included in our products as drugs or biologics. If certain of our products are deemed to be drugs or biologics we would be required to conduct clinical trials to demonstrate the safety and efficacy of these products in order to continue to market and sell them. In such event, we may not have sufficient resources to conduct any required clinical trials, and we may not be able to establish sufficient efficacy or safety data to resume the sale of these products. Any inquiries by the FDA or any foreign regulatory authorities into the regulatory status of our products and any related interruption in the marketing and sale of these products could severely damage our brand reputation and image in the marketplace, as well as our relationships with customers, which would harm our business, prospects, financial condition and results of operations.

The failure to upgrade information technology systems as necessary could have an adverse effect on our operations.

Some of our information technology systems, which are primarily utilized to manage information necessary to price and ship products and to  generate reports that  report each customer’s order are dated and are comprised of multiple applications, rather than one overarching state-of-the-art system. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. If we are unable to effectively implement these systems and update them where necessary, this could have a material adverse effect on its business, financial condition and results of operations.

The processing, storage and use of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

The collection of data and processing of transactions through our systems require us to receive and store a large volume of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions. We might become exposed to potential liabilities with respect to the data that we collect, manage and processes, and may incur legal costs if our information security policies and procedures are not effective or if it is required to defend its respective methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to its methods of handling personal data could adversely affect our business, financial condition and results of operations due to the costs and negative market reaction relating to such developments

We are highly dependent on our current management.

Our success is significantly dependent upon our management team. Our success is particularly dependent upon Mr. Jack Qin, our Chairman and CEO, Ms. Sharon Tang, our Chief Financial Officer, and Mr. George Curry, Chief Marketing Officer and Director. The loss of any of them could have an adverse effect on us. If we were to lose the services of our officers and directors, we may experience difficulties in effectively implementing our business plan.

Dragon Win beneficially owns 52,099,000 shares of common stock thereby controlling 68.57% of our issued and outstanding common stock as of the date of this Registration Statement.

As of the date of this registration statement, Dragon Win Management, Ltd., a British Virgin Islands company (“Dragon Win”) owns 52,099,000 shares of our common stock, thereby representing approximately 68.57% of our issued and outstanding common stock.   The board of directors of Dragon Win has voting and dispositive control of the Registrant’s common stock held by Dragon Win.  Due to the fact that Dragon Win owns a majority of our issued and outstanding common stock, the board of directors of Dragon Win can thus approve or reject all matters on which the Registrant needs approval by not less than a majority of stockholders, including mergers, acquisitions, sales of assets, amending the Registrant’s Certificate of Incorporation, electing the Registrant’s Board of Directors, and appointing the Registrant’s officers. This might make the Company less attractive for strategic partners or tender offers which consequently might artificially suppress the value of the Registrant’s common stock.

Our Preferred Stock may be used to avoid a change in control of the Registrant.

Our Certificate of Incorporation authorizes the issuance of 25,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. As of the date of this Form 10, there are no shares of preferred stock outstanding. However, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could be used to avoid a change of control of the Registrant and which could suppress the value of our common stock.

We may not be able to manage our growth effectively.

We must continually implement and improve our products and/or services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees in corporate management, product design, client service and sales. We can give no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. If we fail to implement and improve these operations, there could be a material, adverse effect on our business, operating results and financial condition.

Our business is concentrated in Hong Kong and China, making our operations sensitive to economic fluctuations.

All of our offered products are marketed outside of the U.S., mostly in Hong Kong and China. Should we be unable to further diversify our markets, we may be subject to economic fluctuations within Hong Kong and China.  If our business does not succeed, an investor could lose all or part of his investment.

If we do not meet our expansion strategy, we may not achieve our anticipated results.

Our business strategy is designed to expand the sales of our products and services internationally. Our ability to implement our plans will depend primarily on the ability to attract new customers. To implement this strategy the Registrant in March of 2009 retained the services of Aero Strategic Advisory, a division of Aero Financial, a global consulting and financial services firm,  Based in Las Vegas, Nevada, Aero Strategic Advisory will assist the Registrant in a number of capacities, including corporate communications, handling of investor inquires, dissemination of news, business development and other services.  We can give you no assurance that any of our expansion plans will be successful or that we will be able to establish additional favorable relationships for the marketing and sales of products and services. If we are unable to expand our business, our business operations could be adversely affected.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

We may be exposed to future litigation by third parties based on claims that our programs infringe the intellectual property rights of others. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any legal action against us or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or

•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

As a result, we could be prevented from commercializing current or future products.

We have agreed to indemnify our officers and directors to fullest extent permitted under Nevada law.

Our Certificate of Incorporation contains a provision eliminating the personal liability of officers and directors to the extent allowed under the law of the State of Nevada. Under such provision, stockholder(s) may only prosecute an action against an officer and/or a director if the stockholder(s) can show acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the unlawful payment of distributions.

We may make acquisitions and strategic investments, which will involve numerous risks. We may not be able to address these risks without substantial expense, delay or other operational or financial problems.

Although we have a limited history of making acquisitions or strategic investments, we may acquire or make investments in related businesses or products in the future. Acquisitions or investments involve various risks, such as:

•	higher than expected acquisition and integration costs;

•	the difficulty of integrating the operations and personnel of the acquired business;

•	the potential disruption of our ongoing business, including the diversion of management time and attention;

•	the possible inability to obtain the desired financial and strategic benefits from the acquisition or investment;

•	assumption of unanticipated liabilities;

•	incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

•	impairment in relationships with key suppliers and personnel of any acquired businesses due to changes in management and ownership;

•	the loss of key employees of an acquired business; and

•	the possibility of our entering markets in which we have limited prior experience.

Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to other assets that could adversely affect our business, operating results and financial condition.

We are subject to SEC regulations relating to low-priced penny-stocks.

Our Common Stock is currently traded on the OTC Pink Sheets under the ticker symbol “EFTB.”  As of the quarter ended December 31, 2008, there are 75,983,205 shares of common stock issued and outstanding. Our common stock has recently been trading under $5.00 per share. The Securities and Exchange Commission has adopted regulations concerning low-priced (or “penny”) stocks. The regulations generally define “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Due to the fact that our stock is trading under $5.00, our stock is currently classified as a penny stock.

The penny stock regulations require that broker-dealers, who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser’s written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and our shareholders’ ability to sell our common stock in the secondary market.

Penny stocks may trade infrequently, which means that it may be difficult to sell penny stock shares once you own them. Because it may be difficult to find quotations for certain penny stocks, they may be impossible to accurately price.  Investors in penny stocks and in the common stock  of the Registrant should be prepared for the possibility that they may lose their whole investment.

Our stock price has been thinly traded but may become highly volatile in the future.

Our common stock trades on the OTC Pink Sheets and there has historically been a very low volume of transactions.  However, the market price of our common stock may become highly volatile and be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	Quarterly variations in our operating results;

•	Operating results that vary from the expectations of securities analysts and investors;

•	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	Reaction to our earnings releases and conference calls, or presentations by executives at investor and industry conferences;

•	Changes in our capital structure;

•	Changes in market valuations of other internet or online service companies;

•	Announcements of innovations or new services by us or our competitors;

•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Lack of success in the expansion of our business operations;

•	Announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

•	Additions or departures of key personnel;

•	Rumors or public speculation about any of the above factors; and

•	Market and volume fluctuations in the stock markets in general.

These market fluctuations may also materially and adversely affect the market price of our Common Stock.

ITEM 2.                      FINANCIAL INFORMATION.

SELECTED FINANCIAL DATA (1)

	For the Fiscal Year Ended March 31,
Item	2008 (Unaudited)	2007 (Unaudited)
Net Sales	$30,249,302	$14,151,156
Income (Loss) from Continuing Operations	$20,795,695	$10,063,293
Income (Loss) from Continuing Operations per Common Share	$0.34	$0.17
Total Assets	$57,427,420	$2,826,369
Long-Term Obligations (2)	$1,961,008	$2,081,764
Capital Leases	$0	$0
Redeemable Preferred Stock	$0	$0
Cash Dividends and Declared per Common Share	$0	$0

(1)	Our auditors have not audited the contents of this Selected Financial Table.
(2)	Consists of lease obligations for offices in Hong Kong and City of Industry, California.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FORWARD-LOOKING STATEMENTS

This registration statement contains statements that we believe are, or may be considered to be, “forward-looking statements”within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact included in this Report regarding the prospects of our industry or our prospects, plans, financial position or business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plans,” “forecasts,” “continue” or “could” or the negatives of these terms or variations of them or similar terms. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this registration statement.

Industry Trends

We believe that the Business to Customer business is robust and that consumers have become more confident in ordering products, like ours, over the internet.  However, the nutritional supplement and cosmetic e-business markets have and continue to become increasingly competitive and are rapidly evolving. Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. Many competitors in this area have greater financial, technical and marketing resources than our Company. Continued advancement in technology and increasing access to that technology is paving the way for growth in direct marketing. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. Notwithstanding the foregoing, we believe that we are well-positioned within the Asian consumer market with our current plan of supplying American merchandise brands to consumers and that our exposure to both the Asian and American cultures gives us a competitive advantage.  There can be no assurance that we will maintain our competitive edge or that we will continue to provide only American made merchandise.

However, the global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This has led, and could further lead, to reduced consumer spending in the foreseeable future, and this may include spending on nutritional and beauty products and other discretionary items, like our products. In addition, reduced consumer spending may drive us and our competitors to decrease prices. These conditions may adversely affect our revenues and profits.

Our long term plan is to use funds from the private placement and revenues earned for investments and acquisitions to allow us to grow our existing business operations and to enter into additional territories.  To date, we have not located any acquisition targets nor do we have any commitments for capital expenditures, other than Excalibur.  We believe that due to the current global economic recession, there might be material opportunities for us to acquire smaller companies at discount prices.  There can be no assurances however that we will be successful in doing so.   Our expansion will rely to a great degree on global economic conditions and perceived future changes.  Until such time, we intend to retain our cash reserves to fund our operations.

RESULTS OF OPERATIONS

The Fiscal Year Ended March 31, 2008 Compared to the Fiscal Year Ended March 31, 2007

Assets. At March 31, 2008, we had $57,427,420 in total Assets at March 31 2008, compared to $2,826,369 at March 31, 2007.  This was primarily due to an increase in cash and cash equivalents from $554,562 at March 31, 2007 to $15,165,620 at March 31, 2008 following  our Regulation S Private Placement conducted beginning in January of 2008. See Item 10, “Recent Sales of Unregistered Securities” herein. Our inventories also increased from $1,785,759 at March 31, 2007 to $2,619,429 at March 31, 2008 due to anticipated sales increases ..   At March 31, 2008, our restricted cash increased to $37,845,432 from $0 at March 31, 2007. Restricted cash consisted of approximately $37 million of funds received during March of 2008 from investors for the Regulation S Private Placement Offering and held in escrow until closing.

Liabilities.  At March 31, 2008, our Total Liabilities were $55,687,992, compared to $3,195,557 at March 31, 2007.  Liabilities consist of Accounts Payable and Accrued Expenses; Other Liabilities; Unearned Revenue; Deposits from Investors; and Income Tax Payable.  Accounts payable and accrued expenses increased from $306,416 at March 31, 2007 to $804,041 at March 31, 2008 primarily due to due to increases in freight expenses incurred from increased sales. Other liabilities consist of commissions (Affiliate rewards) payable, payroll liabilities and other liabilities, and increased from $377,806 at March 31, 2007 to $12,787,714 at March 31, 2008 because of increased commissions (Affiliate rewards) payable and payroll payable. Unearned revenue consists of customer deposits for unshipped products, and increased from $2,511,335 at March 31, 2007 to $3,945,805 at March 31, 2008 due to increased orders. Deposits from investors increased from $0 at March 31, 2007 to $37,845,432 at March 31, 2008 and increased due to our Regulation S Private Placement Offering.  Income tax payable increased from $0 at March 31, 2007 to $305,000 at March 31, 2008 due to the recognition of accrued tax payable.

Stockholders’ Equity (Deficit). Our Stockholders’ Equity (Deficit) increased to $1,739,428 at March 31, 2008 from $(369,188) at March 31, 2007.   This increase was primarily due to an increase in Retained Earnings from $(374,188) at March 31, 2007 to $1,895,330 at March 31, 2008.

Revenues.   Our Revenues increased from $14,151,156 for the fiscal year ended March 31, 2007 to $30,249,302 for the fiscal year ended March 31, 2008 because of increased sales resulting from the Company offering several promotional programs. During the fourth quarter of 2008, we increased our efforts to promote our advertising and sales.

Shipping Charges.  Shipping Charges increased from $5,693,620 for the fiscal year ended March 31, 2007 to $10,110,360 for the fiscal year ended March 31, 2008 due to increased sales.

Costs of Goods Sold.  Costs of Goods Sold increased from $5,745,218 for the fiscal year ended March 31, 2007 to $11,423,852 for the fiscal year March 31, 2008.  Costs of Goods Sold consist of merchandise purchases from vendors and increased because of increased sales.

Shipping Costs.  Shipping Costs increased from $2,356,338 for the fiscal year ended March 31, 2007 to $4,467,140 for the fiscal year ended March 31, 2008. Shipping Costs consist of freight charges to our Hong Kong facility and increased because of increased sales.

Gross Profits. Gross Profits increased from $11,743,220 for the fiscal year ended March 31, 2007 to $24,468,670 for the fiscal year ended March 31, 2008.  Gross Profits increased  because of increased sales.

Selling, General and Administrative Expenses.  Selling, General and Administrative Expenses increased from $1,690,293 for the fiscal year ended March 31, 2007 to $3,693,369 for the fiscal year ended March 31, 2008. Selling, General and Administrative Expenses consist of advertising and corporate administrative expenses, and  increased because of professional fees incurred in connection with our Regulation S Private Placement Offering.

Interest Income.  Interest Income increased from $22,819 for the fiscal year ended March 31, 2007 to $275,538 for the fiscal year ended March 31, 2008.  Interest Income consists of bank deposit interest and increased because of cash balance increases due to our Regulation S Private Placement Offering.

Foreign Exchange Loss.  Foreign Exchange Loss increased from $2,997 for the fiscal year ended March 31, 2007 to $4,248 for the fiscal year ended March 31, 2008.  Foreign Exchange Loss increased because of losses on foreign exchange rates.

Other Expense (Net).  Other Expense (Net) increased from $(8,256) for the fiscal year ended March 31, 2007 to $54,904 for the fiscal year ended March 31, 2008. Other Expense (Net) consists of fees paid for educational classes and increased due to additional classes held.

Nine  Months Ended December 31, 2008 Compared to the Fiscal Year Ended March 31, 2008

At December 31, 2008, we had $68,155,249 in total assets, compared to $57,427,420 at March 31, 2008.  This was primarily due to an increase in cash and cash equivalents from $15,165,620 to $39,364,100 at December 31, 2008 because of our Regulation S Private Placement. Our inventories also increased from $2,619,429 at March 31, 2008 to $4,492,864 at December 31, 2008 due to anticipated sales increase.  Our increase in investments was due to an equity investment in Excalibur from $0 at March 31, 2008 to $19,193,000 at December 31, 2008 and Notes Receivable of $0 at March 31, 2008 compared to $4,067,000 at December 31, 2008  due to loans made to Excalibur and Yeuh-Chi Liu.  At March 31, 2008, we had $835,965 invested in mutual funds, compared to $468,064 at December 31, 2008. Our prepaid expenses decreased to $374,538 at December 31, 2008 from $793,760 at March 31, 2008.

Accounts Payable decreased from $804,041 at March 31, 2008 to $630,000 at December 31, 2008 due to decreased in freight expenses. Other Liabilities consist of commissions (Affiliate rewards) payable, payroll liabilities and other liabilities, and decreased from $12,787,714 at March 31, 2008 to $4,002,716 at December 31, 2008 because of a decrease in commissions (Affiliate rewards)payable as a result of decreases in sales.   Unearned Revenues consist of customer deposits for unshipped products, and decreased from $3,945,805 at March 31, 2008 to $2,545,785 at December 31, 2008 because of decreased sales.  Deposits from Investors consist of net proceeds from our Regulation S Private Placement Offering of Units, and decreased from $37,845,432 at March 31, 2008 to $0 at December 31, 2008 because of the expiration of that offering.  Income Tax Payables consist of Federal Tax Provision, and increased from $305,000 at March 31, 2008 to $489,000 at December 31, 2008 because of the recognition of accrued tax payable.

Our stockholders’ equity increased to $60,487,748 at December 31, 2008 from $1,739,428 at March 31, 2008.   This increase was primarily due to an increase in retained earnings from $1,895,330 at March 31, 2008 to $9,845,289 and proceeds from our Regulation S Private Placement of $51,149,412 at December 31, 2008.

Three Months Ended December 31, 2008 Compared to the Three Months Ended December 31, 2007

Revenues.   Our Revenues decreased from $8,893,165 for the three months ended December 31, 2007 to $3,573,484 for the three months ended December 31, 2008.  Revenues decreased because of natural disasters that occurred in China from extreme cold, earth quakes, and monsoon and interruptions caused by delivery problems due to the Beijing Olympics.

Shipping Charges.  Shipping Charges decreased from $2,999,185 for the three months ended December 31, 2007 to $705,210 for the three months ended December 31, 2008.  Shipping Charges decreased because of decreased sales.

Costs of Goods Sold.  Costs of Goods Sold decreased from $2,841,059 for the three months ended December 31, 2007 to $771,142 for the three months ended December 31, 2008.  Costs of Goods Sold consist of merchandise purchases and decreased because of decreased costs.

Shipping Costs.  Shipping Costs decreased from $1,415,391 for the three months ended December 31, 2007 to $87,960 for the three months ended December 31, 2008. Shipping Costs consist of freight charges to our Hong Kong facility and decreased because of decreased sales.

Gross Profits. Gross Profits decreased from $7,635,900 for the three months ended December 31, 2007 to $3,419,592 for the three months ended December 31, 2008.  Gross Profits decreased because of decreased sales.

Selling, General and Administrative Expenses.  Selling, General and Administrative Expenses decreased from $1,527,283 for the three months December 31, 2007 to $1,154,398 for the three months ended December 31, 2008. Selling, General and Administrative Expenses consist of advertising and corporate administrative expenses, and decreased in the three months ended December 31, 2008 from 2007 because of decreased professional expenses.

Interest Income.  Interest Income increased from $61,236 for the three months ended December 31, 2007 to $483,723 for the three months ended December 31, 2008.  Interest Income consists of bank deposit interest and increased because of cash balance increases due to our Regulation S Private Placement.

Investment Income.  Investment Income increased from $0 for the three months ended December 31, 2007 to $4,337 for the three months ended December 31, 2008.  Investment Income consists of investments in mutual funds and increased because of a new account.

Foreign Exchange Loss.  Foreign Exchange Loss increased from $1,317 for the three months ended December 31, 2007 to $841,920 for the three months ended December 31, 2008.  Foreign Exchange Loss consists of loan repayment and increased because of losses on foreign exchange rates.

Other Income.  Other Income (Net) increased from $30,980 for the three months ended December 31, 2007 to $304,952 for the three months ended December 31, 2008. Other Income (Net) consists of fees paid for educational classes and increased because of additional classes held. We offer educational classes to our Affiliates for a nominal fee where they can learn more about our products and how to use them.

Nine Months Ended December 31, 2008 Compared to the Nine Months Ended December 31, 2007

Revenues.   Our Revenues decreased from $22,984,940 for the nine months ended December 31, 2007 to $12,993,810 for the nine months ended December 31, 2008.  Revenues decreased because of natural disasters that occurred in China from extreme cold, earth quakes, and monsoon and interruptions caused by delivery problems due to the Beijing Olympics.

Shipping Charges.  Shipping Charges decreased from $7,513,465 for the nine months ended December 31, 2007 to $3,534,320  for the nine months ended December 31, 2008.  Shipping Charges decreased because of decreased sales.

Costs of Goods Sold.  Costs of Goods Sold decreased from $8,060,573 for the nine months ended December 31, 2007 to $4,082,924 for the nine months ended December 31, 2008.  Costs of Goods Sold consist of merchandise costs and decreased because of decreased sales.

Shipping Costs.  Shipping Costs decreased from $3,545,473 for the nine months ended December 31, 2007 to $1,553,401 for the nine months ended December 31, 2008. Shipping Costs consist of freight charges to our Hong Kong facility and decreased because of decreased sales.

Gross Profits. Gross Profits decreased from $18,892,359 for the nine months ended December 31, 2007 to $10,891,805 for the nine months ended December 31, 2008.  Gross Profits decreased because of decreased sales.

Selling, General and Administrative Expenses.  Selling, General and Administrative Expenses increased from $2,547,276 for the nine months December 31, 2007 to $3,484,314 for the nine months ended December 31, 2008. Selling, General and Administrative Expenses consist of advertising and corporate administrative expenses, and increased for the nine months ended December 31, 2007 to 2008 because of an increase in professional and payroll expenses.

Interest Income.  Interest Income increased from $83,416 for the nine months ended December 31, 2007 to $1,255,843 for the nine months ended December 31, 2008.  Interest Income consists of bank deposit interest and increased because of cash balance increases due to our Regulation S Private Placement.

Investment Income.  Investment Income increased from $0 for the nine months ended December 31, 2007 to $11,425 for the nine months ended December 31, 2008.  Investment Income consists of investments in mutual funds and increased because of a new account.

Foreign Exchange Loss.  Foreign Exchange Loss increased from $1,438 for the nine months ended December 31, 2007 to $841,565 for the nine months ended December 31, 2008.  Foreign Exchange Loss consists of loan repayment and increased because of losses on foreign exchange rates.

Other Income.  Other Income (Net) increased from $124,035 for the nine months ended December 31, 2007 to $304,812 for the nine months ended December 31, 2008. Other Income (Net) consists of fees paid for educational classes and increased because of additional classes held. We offer educational classes to our Affiliates for a nominal fee where they can learn more about our products and how to use them.

LIQUIDITY AND CAPITAL RESOURCES

As reflected in the accompanying consolidated financial statements, at December 31, 2008, the Registrant had $39,364,100 cash on hand, increased from $15,165,620 at Mach 31, 2008, and a stockholders’ equity of $60,487,748 at December 31, 2008 compared to $1,739,428 at March 31, 2008. We believe we have enough capital to fund our operations during the next 12 months.  To date, we have funded our operations primarily from sales to our Affiliates and through private equity financings. While we believe in the viability of our strategy to improve sales volume and in our ability to raise additional funds, there can be no assurances to that effect.

At December 31, 2008, we had $68,155,249 in total assets, compared to $57,427,420 at March 31, 2008.  This was primarily due to an increase in cash and cash equivalents from $15,165,620 to $39,364,100 at December 31, 2008 following our Regulation S Private Placement. Our inventories also increased from $2,619,429 at March 31, 2008 to $4,492,864 at December 31, 2008 due to anticipated sales increase .   Our  increase in investments was due to an equity investment in Excalibur from $0 at March 31, 2008 to $19,193,000 at December 31, 2008 and related party Notes Receivable of $0 at March 31, 2008 compared to $4,067,000 at December 31, 2008 was due to loans made to Excalibur and Yeuh-Chi Liu.  At March 31, 2008, we had $835,965 invested in mutual funds, compared to $468,064 at December 31, 2008. Our prepaid expenses decreased to $374,538 at December 31, 2008 from $793,760 at March 31, 2008.

Accounts Payable decreased from $804,041 at March 31, 2008 to $630,000 at December 31, 2008 due to decreases in freight expenses. Other Liabilities consist of commissions (Affiliate rewards) payable, payroll liabilities and other liabilities, and decreased from $12,787,714 at March 31, 2008 to $4,002,716 at December 31, 2008 because of decreases in commissions (Affiliate rewards) payable as a result of decreases in sales.  Unearned Revenues consist of customer deposits for unshipped products, and decreased from $3,945,805 at March 31, 2008 to $2,545,785 at December 31, 2008 because of decreased sales.  Deposits from Investors consist of net proceeds from our Regulation S Private Placement Offering of Units, and decreased from $37,845,432 at March 31, 2008 to $0 at December 31, 2008 because of the expiration of the Offering.  Income Tax Payables consist of Federal Tax Provision, and increased from $305,000 at March 31, 2008 to $489,000 at December 31, 2008 because of recognition of accrued tax payable.

Our stockholders’ equity increased to $60,487,748 at December 31, 2008 from $1,739,428 at March 31, 2008.   This increase was primarily due to an increase in retained earnings from $1,895,330 at March 31, 2008 to $9,845,289 and proceeds from our Regulation S Private Placement of $51,149,412 at December 31, 2008.

Our products are sensitive to business and personal discretionary spending levels and tend to decline or grow more slowly during economic downturns, including downturns in any of our major markets.   In the last nine months, our sales were $12,993,810 for the nine months ended December 31, 2008 compared to $22,984,940 for the nine months ended December 31, 2007 and our profits were $10,891,805 for the nine months ended December 31, 2008 compared to $18,892,359 for the nine months ended December 31, 2007. We believe these decreases are due to the current worldwide recession.  The current worldwide recession is expected to adversely affect our sales and liquidity for the foreseeable future. Although we have mitigated decreases in sales by lowering our levels of inventory to preserve cash on hand, we do not know when the recession will subside and when consumer spending will increase from its current depressed levels. Even if consumer spending increases, we are not sure when consumer spending will increase for our products which will affect our liquidity.

In January of  2008, we commenced a private placement of Units exclusively to non-U.S. residents at a purchase price of $3.80 per Unit under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the Registrant under Regulation S thereunder due to the fact that offers and sales were only made to non U.S. residents. The offering was conducted on a best-efforts basis. The original offering was  for up to 10,000,000 Units but was oversubscribed and increased  to 14,890,040 Units pursuant to the terms of the Private Placement Memorandum.  See Item 10, “Recent Sales of Unregistered Securities - Regulation S Private Offering.”

Each Unit consisted of one share of Common Stock and one Redeemable Common Stock Purchase Warrant (a “Warrant”).  Each Warrant is exercisable to purchase one share of Common Stock at $3.80 per share until the second anniversary date of the date of issuance. The Warrants are redeemable by the Registrant, on a pro rata basis, at a purchase price of $0.0001 per share within 30 days from the tenth (10 th) consecutive trading day that the Registrant’s common stock trades on the OTCBB or any public securities market within the U.S. at a closing sales price, or the average of the closing bid and asked price, of at least $11.

Moneys received from investors were held in an escrow account by Buckman, Buckman & Reid, Inc., the placement agent, pending the payment of  attorneys’ fees and placement agent fees and considered “restricted cash.”  The cash was released from escrow once such payments were made and following each of five closings: two in July of 2008, two in August of 2008 and one in October of 2008.  The cash was then available for lending or operating purposes.  The related Units were issued following each closing.  Until such release from escrow “restricted cash” was accounted for as an asset and a liability. Following the release from escrow and until the completion of the offering in October 2008  proceeds received from the offering were considered “deposits from investors” and accounted for as a liability in accordance with GAAP.   The private placement ended on October 25, 2008 and the Registrant sold an aggregate of 14,890,040 Units for net proceeds of $51,149,412 consisting of a total of 14,890,040 shares of Common Stock and 14,890,040 Warrants.  As of the date hereof, none of the warrants have been exercised or redeemed.

Excalibur International Marine Corporation

Due to the recent changes in policy between Mainland China and Taiwan, an opportunity was recognized to take advantage of direct sailings for cargo and passengers through the Taiwan Strait.  EFT identified Excalibur International Marina Corporation (“Excalibur”), a shipping company located in Taiwan, as a viable entity to participate with in this business opportunity.  In order to expedite the purchase of a new vessel, EFT’s Board of Directors approved a non-interest bearing, unsecured loan to facilitate this purchase. On July 28, 2008, the Registrant loaned $19,193,000 to Excalibur.   This loan was repaid on November 14, 2008. At the time of the transaction, Excalibur was not a related party.

On September 23, 2008, the Registrant signed a loan agreement with Excalibur to lend $2,000,000 at an interest rate of 3.75% per month with a term of no more than 60 days.

On October 20, 2008, EFT Investment Co., Ltd. was formed as a wholly-owned subsidiary of EFT BioTech Holdings, Inc.  EFT Investment Co., Ltd was formed in Taiwan. On October 25, 2008, EFT Investment Co., Ltd. completed the acquisition of 58,567,750 shares of common stock of Excalibur; representing approximately 49% shares of issued and outstanding shares of Excalibur, for an aggregate purchase price of USD $19,193,000. Prior to the acquisition of Excalibur, Excalibur was not a related person under Item 404 of regulation S-K.

On November 14, 2008, the term of the $2,000,000 loan to Excalibur, now a related party, was extended for a period of 6 months.

On November 25, 2008, the Registrant signed an additional loan agreement with Excalibur, a related party, pursuant to which the Registrant loaned Excalibur $500,000 at the interest rate of 3.75% per month with a term of 30 days with an extension of 6 months.  Currently this loan has been extended for an additional 6 months.

Note Receivable – Related party

On July 25, 2008, the Board of Directors approved a non-interest bearing unsecured demand loan in the amount of U.S. $1,567,000 to Yeuh-Chi Liu, a vendor and a member of the board of directors of Excalibur.  As of the date hereof the full principal amount remains outstanding.  See Item 7, “Certain Relationships and Related Transactions, and Director Independence” herein.

Off-Balance Sheet Arrangements

The Registrant does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Registrant’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Quantitative and Qualitative Disclosures about Market Risk

For our fiscal year ended March 31, 2008, 100% of our total sales consisted of sales outside of the United States, with less than 0% of total sales denominated in currencies other than the United States dollar. In addition, from time to time we execute intercompany loans with our foreign subsidiaries that are denominated in foreign currencies.

We are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of our Company and foreign subsidiaries, intercompany loans with foreign subsidiaries and transactions denominated in foreign currencies. It is our policy not to enter into derivative financial instruments for speculative purposes. We do not hedge our exposure to the translation of reported results of our foreign subsidiaries from local currency to United States dollars. A 10% adverse change in the underlying foreign currency exchange rates would not be significant to our financial condition or results of operations.

Critical Accounting Policies

The Registrant’s financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. The Registrant believes that the following are some of the more critical judgment areas in the application of the Registrant’s accounting policies that currently affect the Registrant’s financial condition and results of operations.

Cash & Cash Equivalent

Cash and cash equivalents include cash in hand and cash in time deposits, certificates.  The Company maintains its accounts in various banks and several which exceed the federally insured limit.

Inventories

Inventories are valued at the lower of cost or market. Product cost includes completed merchandise and is accounted for using the first-in, first-out basis. The Company has two warehouses, one in City of Industry, CA and the other one in Kowloon, HK. On a quarterly basis, the Company reviews inventory levels in each country for estimated obsolescence or unmarketable items, as compared to future demand requirements and the shelf life of the various products. Based on this review, the Company records inventory write-downs when costs exceed expected net realizable value. Historically, the Company estimates of the obsolete or unmarketable items have been insignificant.

SFAS No. 151, “Inventory Costs,” (“SFAS 151”) which clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as period charges, rather than as an inventory value. This standard also requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The Registrant’s existing accounting policy for inventory valuation is generally consistent with this guidance, and therefore, the adoption of SFAS 151 did not have a significant impact on The Registrant’s 2007 and 2008 financial results.

Notes Receivables from Related Parties

Notes receivable consists of receivables from the Registrant’s loans to Excalibur, Taiwan, and Yeun-Chi-Liu, each a related party . As of December 31, 2008, outstanding loans to Excalibur  totaled $ 2.5 million and to Yeuh-Chi Liu 1.567 million. The Registrant periodically reviews notes receivables for reliability and collectability, and recent account activities. If the Registrant’s estimates regarding  collectability are inaccurate or an unforeseen matter is to occur, the Registrant may be exposed to a write-offs or bad debts. As of December 31, 2008, the Registrant does not have an allowance for bad debts.

Investment

The Registrant accounts for equity investments in entities in which it exercises significant influence but does not own a majority equity interest in or have control using the equity method. The Registrant evaluates its equity investments for impairment whenever events and changes in business circumstances indicate the carrying amount of the equity investment may not be fully recoverable. On October 25, 2008, the Registrant, through its wholly-owned subsidiary, EFT Investment Co. Ltd., invested $19,193,000 in Excalibur International Marine Corporation for 49% of its ownership.  The Registrant recorded this investment using the equity method because of its significant influence over the entity.

Unearned Revenues

Unearned Revenues consist of cash amounts received in advance for goods and services to be delivered at a future date. The Registrant records the cash from customers as a liability until the products are delivered.

Revenue

The Registrant receives payment by cash only for orders from customers or Affiliates. Cash consideration given by the Registrant to its sales Affiliates is considered to be a reduction of the selling prices of the Company’s products, thus, is recorded as a reduction of revenue. Sales revenue are recorded when the merchandise delivery is completed.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar and its operation in Hong Kong uses Hong Kong dollar (HKD) as its functional currency.  An entity’s functional currency is the currency of the primary economic environment in which the entity operates. Management must use judgment in determining an entity’s functional currency, assessing economic factors including cash flow, sales price, sales market, expense, financing and inter-company transactions and arrangements. Impact from exchange rate changes related to transactions denominated in currencies other than the functional currency is recorded as a gain and loss in the statements of operations, while impact from exchange rate changes related to translating a foreign entity’s financial statements from the functional currency to its reporting currency, the U.S. dollar, is disclosed and accumulated in a separate component under the equity section of the balance sheets. Different judgments or assumptions resulting in a change of functional currency may materially impact the Registrant’s financial position and results of operations.

Income Taxes

The Registrant uses the asset and liability method of accounting for income taxes. Under this method, income tax expense is recognized for the amount of taxes payable or refundable for the current year. In addition, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating losses and tax credit carry-forwards. Management must make assumptions, judgments and estimates to determine the current provision for income taxes and the deferred tax assets and liabilities and any valuation allowance to be recorded against a deferred tax asset. Management’s judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, management’s interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax law or management’s interpretation of tax laws and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in the financial statements. Management’s assumptions, judgments and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations. Actual operating results and the underlying amount and category of income in future years could render management’s current assumptions, judgments and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments and estimates mentioned above could cause our actual income tax obligations to differ from the estimates, thus materially impact the financial position and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements .

On May 8, 2008, FASB issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  The Registrant is currently assessing the impact of SFAS No. 162 on its financial position and results of operations.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations”   (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Registrant is currently evaluating the potential impact of the adoption of SFAS 141R on its consolidated financial position, results of operations or cash flows.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51”   (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Registrant is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial position, results of operations or cash flows.

ITEM 3.                      PROPERTIES.

The  principal executive office of our operating company, EFT Limited, consists of 6,500 square feet located at Langham Office Tower, 8 Argyle Street, Suite 3706, Kowloon, Hong Kong SAR which is leased from a third party.   We lease this property for five years for $50,000 per month expiring on March 31, 2012. There is no affiliation between any of our officers and directors with the landlord for these premises.

We also lease, through EFT, Inc., a 10,268 square foot facility center in the City of Industry in California for $10,063 per month pursuant to a lease, dated August 1, 2005, with Lee & Lee.  This lease expires on July 31, 2009. There is no affiliation between any of our officers and directors with the landlord for these premises.

We believe our properties are sufficient for our current operations.

ITEM 4.                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of outstanding Common Stock as of the date of this Registration Statement by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each owner of more than 5% of our Common Stock (5% owners). Except as set forth in the footnotes to this table, the business address of each director and executive officer listed is c/o EFT BioTech Holdings, Inc., 929 Radecki Ct., City of Industry, CA  91789.

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percent of Shares Outstanding
	(1)	(2)
Jack Jie Qin --President, Chief Executive Officer and Chairman (Principal Executive Officer)	1,000	*
Sharon Tang --Chief Financial Officer (Principal Financial Officer)	0	--
George W. Curry --Chief Marketing Director	300,000	*
Dr. Joseph B. Williams --Former Chief Administrative Officer and Director (3)	300,000	*
Tony So --Former Treasurer (4)	300,000	*
Jun Qin Liu --Former Operations Manager and Director (5)	300,000	*
Dragon Win Management, Ltd. (6) Palm Grove Houses, P.O. Box 438 Road Town, Tortola British Virgin Islands	52,099,000	68.57%
Greenstone Holdings, Inc. (7) 48 Wall Street, 11th Floor New York, NY 10005	4,000,000	5.26%
All Current and Former Officers and Directors as a group (4 persons)	1,201,000	1.58%

* Represents less than 1%.

(1)
As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(2)	Based on 75,983,205 shares of common stock issued and outstanding as of the date of this registration statement.

(3)
Dr. Williams served as our Chief Administrative Officer and Secretary from June 2008 to February  6, 2009 and as a Director from November 2007 to February 6, 2009.  Dr. Williams served as our Chief Financial Officer (Principal Financial Officer) from February 2008 to June 2008.  Before his employment with the Registrant, Mr. Williams served as a consultant for the Registrant for seven months in the fiscal year ended March 31, 2008.

(4)	Tony So resigned from the Registrant in September 2008.
(5)	Ms. Jin Qin Liu resigned from the Registrant on December 2, 2008.
(6)
 On or around November, 2007, the owner of Top Capital International Limited, EFT International Limited, and EFT (HK) Limited (collectively, the “Offshore Operating Entities”), reached an agreement in principle with the Registrant to transfer, sell and assign, with exception of certain assets, the entire business operations of these Offshore Operating Entities to EFT Limited, in exchange for shares of common stock of the Registrant following the share exchange between the Registrant and EFT BioTech, the parent of EFT Limited.

In consideration for the ownership transfer of the Offshore Operating Entities, 52,099,000 shares of common stock were issued to Dragon Win Management Limited, a British Virgin Islands company.  The board of directors of Dragon Win has voting and dispositive control of the Registrant’s common stock held by Dragon Win.  Ning-Sheng Cai and Xiao-Bao Hu are currently the two directors of Dragon Win.

(7)	Wallace Gaikus and Peter Lau have voting and dispositive control of Greenstone Holdings, Inc.

ITEM 5.                      DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding the current directors and executive officers of EFT BioTech Holdings, Inc. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the board of directors.

Name:	Age:	Title:	Director Since:
Jack Jie Qin	47	President, Chief Executive Officer and Chairman (Principal Executive Officer)	November 2007
Sharon Tang	49	Chief Financial Officer (Principal Financial and Accounting Officer)	--
George W. Curry	62	Chief Marketing Officer and Director	November 2007

Biographies

Jack Jie Qin

Mr. Qin has been serving as our President, Chief Executive Officer and Chairman of the Board of Directors since November 2007.  Since January 2004, Mr. Qin has been serving as the President of EFT BioTech, Inc.  From July 1998 to December 2002, Mr. Qin serviced as the President of eFastTeam International, Inc. located in Los Angeles, California.  From June 1992 to December 1997, he served as the President of LA Import & Export Company located in Los Angeles, California.  In May 1991, Mr. Qin earned an MBA from Emporia State University located in Kansas.  In May 1982, Mr. Qin graduated from Jiangxi Engineering Institute located in Nanchang, China with a major in Mechanic Engineering.

Sharon Tang

Sharon Tang has been serving as our Chief Financial Officer since June 2008.  From April 2007 to June 2008, she served as the Chief Financial Officer of Advanced Battery Technologies, Inc. (NASDAQCM: ABAT) located in New York City.  From May 2006 to April 2007, Ms. Tang served as a Managing Director of First Federal Group of Companies, Inc. located in New York City. From February 2006 to May 2006, she served as a Vice President of Crucible Capital Group, Inc. located in New York City. From April 1998 to February 2006, she served as a Financial Advisor at Smith Barney, Citigroup in New York City. Ms. Tang’s professional experience also includes serving as an Associate Engineer with The Research Institute of Petroleum Exploration and Development, Ministry of Petroleum in Beijing, China from December 1983 to July 1986 and Assistant Professor at the Peking Business College in Beijing, China from January 1983 to December 1983. Ms. Tang holds a MBA  from  Baruch College in New York City (June 2005), Master of Science in Chemical Engineering from the University of Rochester in New York, NY (1988) and a Bachelor of Science in Chemistry from Peking University in Beijing, China (1982) Ms. Tang holds  Series 7 and 63 licenses from FINRA.

George W. Curry

Mr. Curry has been serving as our Chief Marketing Officer and as a Director since November 2007. From 1996 to October 2007, Mr. Curry served as a sales representative of Mayor Pharmaceutical Labs, Inc. where he marketed products directly to the public and recruited and trained additional sales people.  He also served as a motivational speaker at company training seminars throughout the U.S.   From 1992 to 1995, Mr. Curry owned Continental Limited, an import export business focused on the clothing industry. In 1968, Mr. Curry earned a Bachelor in Business Administration (BBA) from the University of North Texas with a major in Marketing.

Legal/Disciplinary History

None of our executive officers or directors has been the subject of:

1.	A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

2.
The entry of an order, judgment or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

3.
A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

4.
The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such party’s involvement in any type of business or securities activities.

Family/Certain Relationships

There are no family relationships  among or between any of the Registrant’s officers and directors.

Employment Agreements

We currently do not have any employment agreements with any officer or director other than with Ms. Sharon Tang.

Ms. Sharon Tang serves as our Chief Financial Officer pursuant to an Employment Agreement, dated May 1, 2008.  The employment agreement commenced on June 1, 2008 and expires on June 1, 2013, unless terminated earlier by either party pursuant to the terms of the employment agreement.   Ms. Tang’s compensation is $120,000 per year payable in equal monthly installments with 10% annual increases for each subsequent year.  She is also entitled to common stock of the Registrant as determined by the Registrant’s board of directors.

ITEM 6.       EXECUTIVE COMPENSATION

The table below summarizes the compensation we have paid our Named Executive Officers in the last two fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year Ended March 31,	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Plan Comp	Non-Equity Incentive Comp	Non-Qualified Comp Earnings	Other Comp	Total
Jack Jie Qin (President, CEO and Chairman) (Principal Executive Officer)	2008	$300,000(1)	$0	$1(2)	$0	$0	$0	$0	$0	$300,001
	2007	$18,750	$0	$0	$0	$0	$0	$0	$0	$18,750

Dr. Joseph B Williams (Former Chief Administrative Officer, Secretary and Director)(3)(7)	2008	$100,000	$0	$300(4)	$0	$0	$0	$0	$0	$100,300
	2007	$0	$0	$0	$0	$0	$0	$0	$0	$0
George Curry Chief Marketing Officer	2008	$0	$0	$300(4)	$0	$0	$0	$0	$0	$0
Jun Qin Liu (Former Operations Manager and Director)(5)
	2008	$100,000	$0	$300(4)	$0	$0	$0	$0	$0	$100,300
	2007	$18,000	$0	$0	$0	$0	$0	$0	$0	$18,000

Tony So (Former Treasurer) (6)(7)	2008	$100,000	$0	$300(4)	$0	$0	$0	$0	$0	$100,000
	2007	$0	$0	$0	$0	$0	$0	$0	$0	$0

Notes:

(1)	Accrued compensation

(2)	1,000 shares at $0.0018 per share. Share price is based on estimate fair market price on the grant date on November 2008.

(3)
Dr. Williams served as our Chief Administrative Officer and Secretary from June 2008 to February  6, 2009 and as a Director from November 2007 to February 6, 2009.  Dr. Williams served as our Chief Financial Officer (Principal Financial Officer) from February 2008 to June 2008.  Before his employment with the Registrant, Mr. Williams served as a consultant for the Registrant for seven months in the fiscal year ended March 31, 2008.

(4)	300,000 shares at $0.001 per share. Share price is based on estimated fair market price on the grant date in November 2008.

(5)	Ms. Liu resigned as the Registrant’s Operations Manager and a Director effective December 2, 2008.

(6)	Tony So resigned from the Registrant in September 2008.

(7)
From June 1, 2007 to December 31, 2007, we retained Dr. Williams and Mr. So as consultants  at an annual salary of $120,000 each.  As of January 1, 2008, Dr. Williams and Mr. So became officers of the Registrant at a monthly salary of $10,000 each.  Mr. So resigned in September of 2008 and Dr. Williams resigned in February of 2009.

Board Committees

In light of the current size of the Board of Directors, the Registrant’s Board of Directors has not established a standing Audit Committee, Compensation/Nominating Committee or any other committee but intends to do so in the future.  Currently, our Board serves as the Audit Committee and Compensation/Nominating Committee and none of the directors are deemed to be “independent.”   The Registrant has not appointed separately standing committees because the Registrant desires to keep overhead expenses to a minimum.

Financial Expert

The Board has designated Ms. Sharon Tang as the Board’s “financial expert” as that term is defined in Section 407 of The Sarbanes Oxley Act of 2002.

Director Compensation

Directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board meetings. In the fiscal year ended March 31, 2008, the Registrant reimbursed the directors an aggregate of $5,000 for such expenses.

Code of Ethics

We currently have a Code of Ethics for our directors and principal executive officers.  The Code of Ethics is filed as Exhibit 14.1 to this Registration Statement and is incorporated by reference herein.  We also have a Code of Business Conduct which is filed as Exhibit 14.2 to this Registration Statement and is incorporated by reference herein.

 Options

To date the Registrant has not issued any options to its executive officer, directors or employees.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Registrant’s Code of Business Conducts states that the Registrant shall not, directly or indirectly, including through any subsidiary, make or maintain any new extension of credit or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Registrant. This prohibition includes corporate guarantees but excludes loans under the Registrant’s 401(k) plan, if any, reimbursable travel and similar expenses incurred while performing executive responsibilities, reimbursable relocation expenses, use of company vehicles for business purposes, and credit and charge cards used only in connection with business and limited ancillary personal purposes (e.g., personal items included in hotel room charges) settled within a reasonable time period (e.g., monthly).

Our Board of Directors review and vote on all proposed transactions involving a related person, including our officers and directors and any affiliates thereof or their respective family members, if any.  The interested director, if any, does not vote on any such matter(s).   In its determination, the Board deliberates whether the proposed transaction is in the best interests of the Registrant and its stockholders and whether the proposed transaction is as fair and equitable as it would be with non-related party on an “arm’s length basis.”

Loan to Excalibur Marine Exploration

As of the date hereof, a loan by the Registrant to Excalibur, a related party in the amount of $2,500,000 remains outstanding.  On October 25, 2008, EFT Investment Co., Ltd. completed the acquisition of 58,567,750 shares of common stock of Excalibur, representing approximately 49% shares of issued and outstanding shares of Excalibur, for an aggregate purchase price of USD $19,193,000. Prior to the acquisition of Excalibur, Excalibur was not a related person under Item 404 of regulation S-K.   For further information about the terms of the loan see Item 2, “ Financial Information - Excalibur International Marine Corporation.”

Note Receivable

On July 25, 2008, the Board of Directors approved a non-interest bearing, unsecured demand loan in the amount of U.S. $1,567,000 to Yeuh-Chi Liu who is a vendor and director on the board of Excalibur.  As of the date hereof, the full principal amount remains outstanding.

Director Independence

None of our directors are deemed to be independent.

ITEM 8.         LEGAL PROCEEDINGS

We are not a party to nor is any of our property the subject of any material pending legal proceedings.  We have not been  threatened with or have any knowledge of any potential claims or legal actions that would have a material adverse impact on our financial position, operations or potential performance.  There are no material proceedings to which any director, officer or affiliate of the Registrant or any of its subsidiaries, any owner of record or beneficially of more than five percent of any class of voting securities of the Registrant, or any associate of any such director, officer, affiliate of the Registrant, or security holder is a party adverse to the Registrant or has a material interest adverse to the Registrant.

ITEM 9.        MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our Common Stock

As of the date of this Registration Statement, our common stock is listed for trading on the Pink OTC Markets Inc. (the “Pink Sheets”) under the ticker symbol “EFTB.”  As of the date of this registration statement, there are 75,983,205 shares of common stock issued and outstanding, 7,703,165 (10.13%) of the issued and outstanding shares of common stock) of which are held by non-affiliates. . Our common stock has recently been trading under $5.00 per share. Stocks traded on the Pink Sheets are usually thinly traded, highly volatile, and not followed by analysts. Investors in our common stock may experience a loss or liquidity problem with their share holdings.

Upon the effectiveness of this registration statement on Form 10, Buckman, Buckman & Reid, Inc., a registered broker/dealer, intends to file an application with FINRA for authorization to act as a market maker of our common stock on the OTC Bulletin Board.  Buckman, Buckman & Reid, Inc. served as the placement agent of our Units in the Regulation S Offering which commenced in January of, 2008 and expired on October 25, 2008.

The holders of the Registrant’s common stock are entitled to one vote per share. The common stock holders do not have preemptive rights to purchase, subscribe for, or otherwise acquire any shares of common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an Registrant's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state.  Presently, the Registrant has no plans to register its securities in any particular state.

The Securities and Exchange Commission has adopted regulations concerning low-priced (or “penny”) stocks. The regulations generally define “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Due to the fact that our stock is trading under $5.00, our stock is currently classified as a penny stock.

The penny stock regulations require that broker-dealers, who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser’s written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and our shareholders’ ability to sell our common stock in the secondary market.

Penny stocks may trade infrequently, which means that it may be difficult to sell penny stock shares once you own them. Because it may be difficult to find quotations for certain penny stocks, they may be impossible to accurately price.  Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

The Registrant’s fiscal year end is March 31st.  The range of high and low bid information for our common stock on the Pink Sheets for each quarterly period within the two most recent fiscal years is set forth below. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. There was no active trading market for our common stock during the period reflected below:

Fiscal Period	Low Bid	High Bid

2009
1st Quarter as of April 9, 2009	$2.20	$2.50

2008
4th Quarter Ended March 31, 2009	$2.75	$2.75
3rd Quarter Ended December 31, 2008	$3.70	$3.80
2nd Quarter Ended September 30, 2008	$3.90	$3.95
1st Quarter Ended June 30, 2008	$5.25	$5.25

2007
4th Quarter Ended March 31, 2008	$5.45	$5.30
3rd Quarter Ended December 31, 2007	$4.15	$4.50
2nd Quarter Ended September 30, 2007	N/A	N/A
1st Quarter Ended June 30, 2007	N/A	N/A

Dividend Policy

For the fiscal year ended March 31, 2008 and 2007, approximately $18.5 million and $10.4 million in dividends were paid to the stockholders of EFT BioTech before the merger.

We currently intend to retain all future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on common stock in the foreseeable future. Any future dividends will be at the discretion of the board of directors, after taking into account various factors, including among others, operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Nevada law, and any restrictions that may be imposed by our future credit arrangements.

Transfer Agent

Our transfer agent

Standard Registrar and Transfer Company, Inc.
12528 South 1840 East
Draper, UT 84020
Phone: (801) 571-8844
Fax: (801) 571-2551
Email: investors@amsrcorp.com

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

On November 18, 2007, the Registrant issued an aggregate of 53,300,000 shares of its common stock in connection with a share exchange with EFT BioTech, Inc. (“EFT BioTech”), a Nevada corporation formed on September 18, 2007, pursuant to which EFT Holdings acquired 100% of the issued and outstanding shares of EFT BioTech in consideration for 53,300,000 shares of the Registrant’s Common Stock, representing 70.15% of the Registrant’s capital stock on a fully-diluted basis on the recapitalization date. The Registrant issued the shares pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Registrant under Section 4(2) promulgated thereunder due to the fact that such issuances did not involve a public offering of securities.

Below is a list of the investors who received shares of EFT BioTech Holdings, Inc. in the share exchange:

Stockholder:	No. of EFT BioTech Holdings, Inc. Shares Received in Share Exchange:
Dragon Win Management Limited, a BVI company (1)	52,099,000
George Curry (2)	300,000
Jun Qin Liu (3)	300,000
Jack Jie Qin (4)	1,000
Tony So (5)	300,000
Joseph B. Williams (6)	300,000
Total	53,300,000

(1)	See Item 4, “Security Ownership of Certain Beneficial Owners and Management” herein.

(2)	Chief Marketing Officer of the Registrant.

(3)	Former Operations Manager and Director of the Registrant.

(4)	President, Chief Executive Officer and Chairman of the Registrant.

(5)	Former Treasurer of the Registrant.

(6)	Former Chief Administrative Officer, Secretary and Director of the Registrant.

In November 2007, the Registrant sold an aggregate of 7,550,000 shares of the Registrant for $0.0018 per share.  The Registrant issued these shares pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Registrant under Section 4(2) promulgated thereunder due to the fact that such issuances did not involve a public offering of securities.

 Below is a table which set forth the stock issuances of 7,550,000 shares of common stock to the following accredited investors:

Holder:	Number of Shares:	Consideration:
Greenstone Holdings, Inc.(1) 40 Wall Street, 11th Floor New York, NY 10005	4,000,000	$7,200.00
Pierstone Group, LLC 40 Park Avenue, #19B New York, NY 10016	1,000,000	$1,800.00
Brown Door, Inc. 4 Tall Oaks Court Farmingdale, NJ 07727	1,000,000	$1,800.00
Robert McGuire	312,000	$561.60
Ming Jie Huo	337,000	$606.60
Single Digit, LLC 321 Libourel Road South Plainfield, NJ 07727	551,000	$991.80
John Heumoeller	350,000	$630.00
Total	7,550,000	$13,590.00

(1) See Item 4, “Security Ownership of Certain Beneficial Owners and Management” herein .

The Registrant used the proceeds of this sale for working capital purposes.

Regulation S Private Offering

In January of  2008, we commenced a private placement of Units exclusively to non-U.S. residents at a purchase price of $3.80 per Unit under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the Registrant under Regulation S thereunder due to the fact that offers and sales were only made to non U.S. residents. The offering was conducted on a best-efforts basis and the placement agent was Buckman, Buckman & Reid, Inc., a registered broker/dealer (“Buckman”). The original offering was for up to 10,000,000 Units but was oversubscribed and increased by Buckman pursuant to the terms of the related Private Placement Memorandum.

Each Unit consisted of one share of Common Stock and one Redeemable Common Stock Purchase Warrant (the “Warrant”).  Each Warrant is exercisable to purchase one share of Common Stock at $3.80 per share until the second anniversary date of the date of issuance. The Warrants are redeemable by the Registrant, on a pro rata basis, at a purchase price of $0.0001 per share within 30 days from the tenth (10 th) consecutive trading day that the closing sales price for the Registrant’s common stock, or the average of the closing bid and asked price, on the OTCBB or any public securities market within the U.S., is at least $11.

Moneys received from investors were held in an escrow account by Buckman, pending the payment of  attorneys’ fees and placement agent fees and considered “restricted cash.”  The cash was released from escrow once such payments were made and following each of five closings: two in July of 2008, two in August of 2008 and one in October of 2008.  The cash was then available for lending or operating purposes.  The related Units were issued following each closing. The private placement ended on October 25, 2008 and the Registrant sold an aggregate of 14,890,040 Units for net proceeds of $51,149,412 consisting of a total of 14,890,040 shares of Common Stock and 14,890,040 Warrants. As of the date hereof, none of the warrants have been exercised or redeemed.

The table below sets forth management’s used and currently planned allocation of the net proceeds of the offering.

Proceeds from Sale of Units
Category:	Amount (USD$):	Percentage of Net Proceeds:
Acquisition of 49% interest of Excalibur (1)	$19,193,000	38%
Loan to Excalibur International Marine Corporation (1)	2,500,000	4%
Loan to Yeuh-Chi Liu (2)	1,567,000	3%
Marketing Development (3)	20,000,000	39%
Business Development (3)(4)	7,889,412	16%
TOTAL	$51,149,412	100%

(1)
On October 25, 2008, EFT Investment Co., Ltd. completed the acquisition of 58,567,750 shares of common stock of Excalibur; representing approximately 49% shares of issued and outstanding shares of Excalibur, for an aggregate purchase price of USD $19,193,000.  See Item 2, “ Financial Information - Excalibur International Marine Corporation..”

(2)	See Item 7, “Certain Relationships and Related Transactions, and Director Independence” herein

(3)
Currently planned.  This amount includes the loan of  $19,193,000 loan made to Excalibur in July of 2008 and repaid in November of 2008. .  See Item 2, “ Financial Information - Excalibur International Marine Corporation..”  Currently, this allocation of these net proceeds of the private placement represents our best estimate based upon our present plans and certain assumptions regarding general economic and industry conditions and our future revenues and expenditures. We reserve the right to reallocate these proceeds within the above-mentioned categories or to other purposes if management believes it is in our best interests.

(4)
We anticipate using up to 16% of the net proceeds the private placement for investments and acquisitions to allow us to grow our existing business operations and to enter into additional territories.  To date, we have not located any acquisition targets nor do we have any commitments for capital expenditures, other than Excalibur.  We believe that due to the current global economic recession, there might be material opportunities for us to acquire smaller companies at discount prices.  There can be no assurances that we will be successful in doing so.   Our expansion will rely to a great degree on global economic conditions and perceived future changes.  Until such time, we intend to retain our cash reserves to fund our operations.

Other Issuances

On April 8, 2008, the Registrant issued 66,667 shares of common stock to John Heumoeller, an accredited investor, upon the conversion of 75 shares of preferred stock.  The Registrant has issued these securities pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Registrant under Section 4(2) promulgated thereunder due to the fact that such issuances did not involve a public offering of securities.

From time to time, the Registrant has issued 172,448 shares of common stock to individuals who are accredited investors  in consideration for services rendered.   The Registrant has issued these securities pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Registrant under Section 4(2) promulgated thereunder due to the fact that such issuances did not involve a public offering of securities.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description of certain matters relating to our securities does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of our certificate of incorporation (“Certificate of Incorporation”) and By-laws (the “By-Laws”).

Common Stock

The Registrant is authorized to issue 4,975,000,000 shares of Common Stock, $0.00001 par value. As of December 31, 2008, there were 75,983,205   shares of Common Stock outstanding. Each share of the Registrant’s Common Stock is entitled to one vote at all meetings of our stockholders. The Registrant’s stockholders are not permitted to cumulate votes in the election of directors. All shares of the Registrant’s Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of the Registrant’s Common Stock. In the event of the Registrant’s liquidation, dissolution or winding up, holders of its Common Stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither the Certificate of Incorporation nor the By-Laws of the Registrant contain any provisions which limit or restrict the ability of another person to take over our company.

As of the date of this Registration Statement, there are 75,983,205 shares of common stock issued and outstanding, 7,703,165 (10.13%) of which are held by non-affiliates.

Preferred Stock

The Registrant is also authorized to issue 25,000,000 shares of preferred stock, $0.001 par value, none of which are outstanding.

The Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Registrant’s Common Stock.

ITEM 12.                       INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Certificate of Incorporation provides that it is required to indemnify an officer, director, or former officer or director, to the full extent permitted by Section 78.7502 of the Nevada Revised Statutes 2005, provided that the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the company. The Registrant has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

ITEM 13.                       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

EFT BIOTECH HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Roger B. Kennard, CPA
Russell E. Anderson, CPA
Scott L. Farnes

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Audit Committee
EFT BioTech Holdings, Inc.
City of Industry, California

We have audited the consolidated balance sheets of EFT BioTech Holdings, Inc. (the Company) as of March 31, 2008 and 2007, and the related consolidated statements of operations and other comprehensive income, stockholders’ equity and cash flows for the years ended March 31, 2008 and 2007.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EFT BioTech Holdings, Inc. as of March 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years ended March 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah

October 20, 2008

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite B, 4F
North Cape Commercial Bldg.
388 King’s Road
North Point, Hong Kong

EFT BIOTECH HOLDINGS, INC.
Consolidated Balance Sheets

	As of March 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$15,165,620	$554,562
Inventories	2,619,429	1,785,759
Available for sale securities	835,965	-
Prepaid expenses	793,760	382,200

Total current assets	19,414,774	2,722,521

Property and equipment, net	140,106	76,740
Restricted cash	37,845,432	-
Security deposit	27,108	27,108

Total assets	$57,427,420	$2,826,369

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$804,041	$306,416
Other liabilities	12,787,714	377,806
Unearned revenues	3,945,805	2,511,335
Deposits from investors	37,845,432	-
Income tax payable	305,000	-

Total current liabilities	55,687,992	3,195,557

Stockholders' equity
Preferred stock, $.001 par value, 25,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.00001 par value, 4,975,000,000 authorized,
61,022,414 and 52,099,000 shares issued and outstanding
at March 31, 2008 and 2007	610	521
Additional paid in capital	6,552	4,479
Retained earnings (deficit)	1,895,330	(374,188)
Accumulated other comprehensive loss	(163,064)	-

Total stockholders' equity (deficit)	1,739,428	(369,188)

Total liabilities and stockholders' equity (deficit)	$57,427,420	$2,826,369

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Operations and Other Comprehensive Income

	Year Ended
	March 31, 2008	March 31, 2007

Sales revenues, net	$30,249,302	$14,151,156
Shipping charge	10,110,360	5,693,620
	40,359,662	19,844,776

Cost of goods sold	11,423,852	5,745,218
Shipping cost	4,467,140	2,356,338
	15,890,992	8,101,556

Gross profit	24,468,670	11,743,220

Selling, general and administrative expenses	3,693,369	1,690,293

Net operating income	20,775,301	10,052,927

Other income (expense)
Interest income	275,538	22,819
Foreign exchange loss	(4,248)	(2,997)
Other expense, net	54,904	(8,256)

Total other income	326,194	11,566

Net income before income taxes	21,101,495	10,064,493

Income taxes	305,800	1,200

Net income	$20,795,695	$10,063,293

Unrealized loss on available for sale securities	(163,064)	-

Comprehensive income	$20,632,631	$10,063,293

Net income per common share
Basic and diluted	$0.37	$0.19

Weighted average common shares outstanding
Basic and diluted	55,350,545	52,099,000

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Changes in Stockholders’ Equity

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity

BALANCE, APRIL 1, 2006	52,099,000	$521	$4,479	$1,563	$-	$6,563

Net income	-	-	-	10,063,293	-	10,063,293

Dividend paid	-	-	-	(10,439,044)	-	(10,439,044)

BALANCE, MARCH 31, 2007	52,099,000	521	4,479	(374,188)	-	(369,188)

Issuance of common stock for services	1,201,000	12	2,150	-	-	2,162

Shares effectively issued to former shareholders as part of the recapitalization	7,722,414	77	(77)	-	-	-

Net income	-	-	-	20,795,695	-	20,795,695

Dividend paid	-	-	-	(18,526,177)	-	(18,526,177)

Unrealized loss on available for sale securities	-	-	-	-	(163,064)	(163,064)

BALANCE, MARCH 31, 2008	61,022,414	$610	$6,552	$1,895,330	$(163,064)	$1,739,428

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Cash Flows

	Year Ended
	March 31, 2008	March 31, 2007
Cash flows from operating activities:
Net income	$20,795,695	$10,063,293
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	38,340	22,192
Warranty liability	36,912	48,696
Stock based compensation	2,162	-
Changes in operating assets and liabilities:
Inventories	(833,670)	(1,785,759)
Prepaid expenses	(411,560)	(312,120)
Accounts payable and accrued liabilities	497,625	306,416
Other liabilities	12,372,996	318,080
Unearned revenues	1,434,470	1,330,620
Income tax payable	305,000	-

Net cash provided by operating activities	34,237,970	9,991,418

Cash flows from investing activities:
Additions to fixed assets	(101,706)	(3,930)
Purchase of available for sale securities	(999,029)	-

Net cash (used in) investing activities	(1,100,735)	(3,930)

Cash flows from financing activities:
Restricted cash	(37,845,432)	-
Proceeds from investor deposits	37,845,432	-
Payment of dividends	(18,526,177)	(10,439,044)

Net cash provided by (used in) financing activities	(18,526,177)	(10,439,044)

Net increase (decrease) in cash	14,611,058	(451,556)

Cash, beginning of period	554,562	1,006,118

Cash, end of period	$15,165,620	$554,562

Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$-
Income taxes paid in cash	$800	$1,200

Non-cash investing and financing activities:
Unrealized loss on available for sale securities	$163,064	$-

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

Note 1 - ORGANIZATION

EFT Biotech Holdings, Inc. (“EFT Holdings” or “the Company”), formerly HumWare Media Corporation, GRG, Inc., Ghiglieri Corporation, Karat Productions, Inc., was incorporated in the State of Nevada on March 19, 1992.

On November 18, 2007, the Company issued an aggregate of 53,300,000 shares of its common stock in connection with a share exchange with the stockholders of EFT BioTech, Inc. (“EFT BioTech”), a Nevada Corporation formed on September 18, 2007 (the “Transaction”), pursuant to which EFT BioTech became a wholly-owned subsidiary of the Company. The 53,300,000 common shares issued included 52,099,000 to pre-capitalization shareholders and 1,201,000 to four directors and officers of EFT BioTech, and represented approximately 87.34% of the Company’s common stock outstanding after the Transaction. Consequently, the stockholders of EFT BioTech, Inc. own a majority of the Company's common stock immediately following the Transaction, therefore, the Transaction is being accounted for as a "reverse acquisition", and EFT BioTech is deemed to be the accounting acquirer in the reverse acquisition. As EFT Holdings was a non-operating public shell corporation that acquired an operating company, this Transaction is treated as a capital transaction where the acquiring corporation issued stock for the net monetary assets of the shell corporation, accompanied by a recapitalization. The accounting is similar in form to a reverse acquisition, except that goodwill or other intangibles are not recorded.  All references to EFT BioTech common stock have been restated to reflect the equivalent numbers of EFT Holdings common shares.

At its formation on September 18, 2007, EFT BioTech acquired EFT Limited, a British Virgin Islands company (“BVI”) formed on August 22, 2007, pursuant to which EFT Limited (BVI) became a wholly-owned subsidiary of EFT BioTech.  Since both EFT BioTech and EFT Limited (BVI) were under the common control, this acquisition represents a reorganization of entities under common control.

EFT Limited (BVI) has four wholly-owned subsidiaries: EFT, Inc., a California company formed on January 1, 2003, Top Capital, Ltd. (BVI), a BVI company formed on May 22, 2002, EFT (HK), Ltd., a Hong Kong (“HK”) company formed on November 1, 2006 and EFT International Ltd. (BVI), a BVI company formed on April 20, 2005, which it acquired all on November 14, 2007.  As EFT Limited (BVI) and the four companies being acquired were under the common control, this acquisition also represents a reorganization of entities under common control. Top Capital, Ltd. (BVI) is the operating company that generates substantially all of the Company’s net income.

These reorganizations of entities under common control resulted in changes in the legal organization of these predecessors to EFT BioTech but did not result in changes in the reporting entity.

The Company, through its subsidiaries, is engaged in the E-Business designed around the concept of Business-to-customer using the World Wide Web as its “storefront” and business platform to market, sell and distribute 48 American brand products consisting of 26 nutritional products, 18 personal care products, 2 automotive fuel additives, 1 home product and a portable drinking container.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Foreign Currency

The Company’s reporting currency is the U.S. dollar. The Company’s operation in Hong Kong uses Hong Kong dollar (HKD) as its functional currency. The financial statements of the subsidiary are translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (SFAS) No. 52, Foreign Currency Translation. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income as a Component of Stockholders Equity. Foreign exchange transaction gains and losses are reflected in the income statement.  During the years 2008 and 2007 there have been immaterial currency fluctuations between HKD and USD.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. The Company maintains its accounts in banks, several of which exceed the federally insured limit. In aggregate, approximately $51.5 million were out of federally insured limit. Management believes the Company is not exposed to any significant credit risk on those accounts.

Available for sale securities

The Company’s investments in publicly traded equity securities are classified as available-for-sale and are reported at fair value (based on quoted prices and market prices) using the specific identification method. Unrealized gains and losses, net of taxes, are reported as a component of stockholders’ equity. Realized gains and losses on investments are included in investment and other income, net when realized. Any impairment loss to reduce an investment’s carrying amount to its fair market value is recognized in income when a decline in the fair market value of an individual security below its cost or carrying value is determined to be other than temporary.

Inventories

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to market value, if lower.   Inventory consists of  high tech nutritional, cosmetic, automotive maintenance and environmentally safe products.

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Machinery & equipment	3 years
Computers & office equipment	3 years
Automobile	5 years

For the years ended March 31, 2008 and 2007, depreciation expenses were $38,340 and $22,192, respectively.

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of March 31, 2008 there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short term maturity of these instruments.

Stock-Based Compensation

In December 2004, the FASB issued FASB Statement No. 123R ("SFAS 123R"), "Share-Based Payment, an Amendment of FASB Statement No. 123". SFAS 123R requires companies to recognize in the statement of operations the grant date fair value of stock options and other equity-based compensation issued to employees. The Company adopted SFAS 123R on April 1, 2006.

The Company did not issue any stock options to employees during the year ended March 31, 2008, therefore pro forma disclosures are not required.

The Company values the stock awards using the market price on or around the date the shares were awarded.  The amount of compensation was included as a period compensation expense.  For the years ended March 31, 2008 and 2007, the stock-based compensations for shares awarded were $2,162 and $0, respectively.

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

Revenue Recognition

The Company’s revenue recognition policy is in accordance with the requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, (“SAB 104”), EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (“EITF 01-09”) and other applicable revenue recognition guidance and interpretations. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.  Cash consideration given by the Company to its sales affiliates is considered to be a reduction of the selling prices of the Company's products, thus, is recorded as a reduction of revenue.

Warranty

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its limited warranty. The specific warranty terms and conditions vary depending upon the product sold, but generally include replacement over a period of six months. Factors that affect the Company’s warranty liability include the number of products currently under warranty, historical and anticipated rates of warranty claims on those products, and cost per claim to satisfy the warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the estimated warranty obligation. The other factors are less significant due to the fact that the warranty period is only six months and replacement is generally already in stock or available at pre-determined price. Warranty claims are relatively predictable based on historical experience of failure rates. If actual results differ from the estimates, the Company revises its estimated warranty liability.

Currently, the Company estimates its warranty expense as follows:

Products sold for
0-2 months	2% of cost
3-4 months	1.5% of cost
5-6 months	1% of cost

Shipping Costs

The Company’s shipping costs are included in cost of sales in the accompanying Consolidated Statements of Operations and Other Comprehensive Income for all periods presented.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred. For the years ended March 31, 2008 and 2007, advertising expenses were $1,540 and $595, respectively.

Income Taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on April 1, 2007 The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Net Income Per Share

Basic net income per share is computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted net income per share is computed on the basis of the weighted average number of common shares and common share equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net income per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented is comprised of net income and unrealized loss on marketable securities classified as available-for-sale.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions, but several of its bank accounts exceed the federally insured limit. The Company’s accounts receivable is constantly at a marginal to zero dollar ($0) level and its revenues are derived from orders place by consumers located anywhere in the world over the Company’s designate internet portal. The Company maintains a zero dollar ($0) allowance for doubtful accounts and authorizes credits based upon its historical “sound and quality” after sales customer services provided to affiliates and customers. Historically, such customer services have been maintained in accordance with the management expectations. The Company routinely assesses the credits authorized to its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

As the Company offers a wide range of products through the World Wide Web, it is impractical for it to report revenues by segment.

Recent accounting pronouncements

In March 2008, FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

On May 8, 2008, FASB issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  The Company is currently assessing the impact of SFAS No. 162 on its financial position and results of operations.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its consolidated financial position, results of operations or cash flows.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial position, results of operations or cash flows.

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

In September, 2006, FASB issued SFAS 157 ‘Fair Value Measurements’.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  This Statements applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  However, for some entities, the application of this Statement will change current practice.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The management is currently evaluating the effect of this pronouncement on financial statements.

Note 3 - FINANCIAL INSTRUMENTS

The following table summarizes unrealized gains and losses related to the Company’s investments in marketable securities designated as available-for-sale. The fair value of available for sale securities has been estimated based on quoted market prices, which the Company currently believes are indicative of fair value. The Company’s available for sale securities are mainly on equity securities mutual funds.

	March 31, 2008			March 31, 2007
	Fair Value	Cost	Unrealized (Loss)	Fair Value	Cost	Unrealized (Loss)

Available for sale securities	$835,965	$999,029	$(163,064)	$-	$-	$-
Total	$835,965	$999,029	$(163,064)	$-	$-	$-

Note 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	March 31,
	2008	2007

Automobile	$176,384	$108,775
Computer equipment	22,068	-
Machinery and equipment	15,959	3,930
	214,411	112,705
Less: Accumulated depreciation	(74,305)	(35,965)
	$140,106	$76,740

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

Note 5 – OTHER LIABILITIES

Other liabilities consist of the following:

	March 31,
	2008	2007

Commission payable	$12,028,644	$-
Payroll liabilities	671,409	322,950
Warranty liability	85,608	48,696
Other	2,053	6,160
	$12,787,714	$377,806

Note 6 – STOCKHOLDERS’ EQUITY

Common stock

As of March 31, 2008 the Company has 4,975,000,000 shares of common stock authorized and 61,022,414 shares issued and outstanding at par value $0.00001 per share.

Dividend

For the years ended March 31, 2008 and 2007, approximately $18.5 million and $10.4 million dividends were paid to the stockholders of EFT BioTech before the merger.

Deposits from investors and restricted cash

In March 2008, The Company received $37,845,432 deposits related to a future private placement of its common stock to non-resident aliens at a purchase price of $3.80 per unit, for a unit consisting of one share of common stock and one common stock redeemable purchase warrant. The private placement offering begins in April 2008, in this regard, the cash received in the escrow account prior to our April 2008 private offering has been recorded as restricted cash and deposits form investors

Note 7 - INCOME TAXES

The Company was incorporated in the United States of America (“US”) and has operations in three tax jurisdictions - the United States of America, the Hong Kong Special Administrative Region (“HK SAR”) and the BVI. The Company generated substantially all of its net income from its BVI operations for the years ended March 31, 2008 and 2007 which are not subject to any tax provision according to BVI tax law. The Company’s HK SAR subsidiaries had no taxable income in the respective periods. The deferred tax assets for the Company’s US operations and HK SAR subsidiaries were immaterial at March 31, 2008 and 2007.

The income tax expenses consist of the following:

	Years Ended March 31,
	2008	2007

Current:
Domestic	$305,800	$1,200
Foreign	-	-
Deferred	-	-
Income tax expenses	$305,800	$1,200

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

A reconciliation of income taxes, with the amount computed by applying the statutory federal income tax rate (37% for the years ended March 31, 2008 and 2007) to income before income taxes for the years ended March 31, 2008 and 2007, is as follows:

	Years Ended March 31,
	2008	2007

Income tax at U.S. statutory rate	$7,807,553	$3,723,862
State tax	800	1,200
Indefinitely invested earnings of foreign subsidiaries	(7,516,351)	(3,727,814)
Nondeductible expenses	13,798	3,952
	$305,800	$1,200
Effective tax rate	1%	-

The Company’s effective tax rate increased for the year ended March 31, 2008, compared to the same period of 2007, is due to, after the re-capitalization, a higher proportion of its operating profits is subject to income tax.

Uncertain Tax Positions

As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. Interest associated with unrecognized tax benefits are classified as income tax and penalties are classified in selling, general and administrative expenses in the statements of operations. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

For the years ended March 31, 2008 and 2007, the Company had no unrecognized tax benefits and related interest and penalties expenses.  Currently, the Company is not subject to examination by major tax jurisdictions.

Note 8 - WARRANTY LIABILITY

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its limited warranty. Changes in warranty liability for standard warranties which are included in current liabilities on the Company’s Consolidated Balance Sheets are presented in the following tables:

	Years Ended
	March 31,
	2008	2007

Warranty liability at beginning of year	$48,696	$-
Costs accrued	36,912	48,696
Service obligations honored	-	-
Warranty liability at end of year	$85,608	$48,696
Current portion	$85,608	$48,696
Non-current portion	-	-
Warranty liability at end of year	$85,608	$48,696

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

Note 9 - COMMITMENT

Operating Lease

The Company leases office space in the US under an operating lease agreement.  The lease provides for monthly lease payments approximating $10,063 and expires on July 31, 2009. Future minimum lease payments under the operating leases as of March 31, 2008 approximate the following:

Year Ending March 31,

2009	$120,756
2010, four months	40,250

The Company rents office space for its sales division in Hong Kong. This property is owned by a relative of our CEO. The lease provides for free lease in the first two years and a monthly lease payments approximating $50,000 USD starting the beginning of the third year and expires on March 31, 2012.  Rental expense is recognized on a straight-line basis over the respective lease term, as a result, the amount of straight-line lease expense in excess of the payments are recorded as rent payable relative to annual rent expense and included in accounts payable and accrued expenses on the balance sheet.  Expensing the 5-year total rent evenly over the life of the lease, the future minimum lease payments under the operating lease are as follows:

Year Ending March 31,

2009	$360,000
2010	360,000
2011	360,000
2012	360,000

Rent expenses for the year ended March 31, 2008 and March 31, 2007 were approximately $487,896 and $144,544, respectively.

Note 10 – RELATED PARTY TRANSACTION

The Company rents office space for its sales division in Hong Kong. This property is owned by a relative of our CEO.  Rent expense related to this lease amounted to $360,000 and $0 for the year ended March 31, 2008 and 2007, respectively.

EFT BIOTECH HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2008 AND 2007

(Unaudited)

  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

Unaudited Consolidated Financial Statements

Consolidated Balance Sheets - Unaudited	F-19

Consolidated Statements of Operations and Other Comprehensive Income - Unaudited	F-20

Consolidated Statements of Cash Flows - Unaudited	F-21

Notes to Unaudited Consolidated Financial Statements	F-22

EFT BIOTECH HOLDINGS, INC.
Consolidated Balance Sheets

	September 30,	March 31,
	2008	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$35,328,559	$15,165,620
Inventories	5,239,693	2,619,429
Available for sale securities	714,874	835,965
Prepaid expenses and other receivable	262,239	793,760
Note receivable	21,193,000	-

Total current assets	62,738,365	19,414,774

Note receivable	1,567,000	-
Property and equipment, net	173,776	140,106
Restricted cash	-	37,845,432
Security deposit	27,108	27,108

Total assets	$64,506,249	$57,427,420

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$590,087	$804,041
Other liabilities	3,593,322	12,787,714
Unearned revenues	198,735	3,945,805
Deposits from investors	52,279,728	37,845,432
Income tax payable	489,000	305,000

Total current liabilities	57,150,872	55,687,992

Stockholders' equity
Preferred stock, $.001 par value, 25,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.0001 par value, 4,975,000,000 authorized,
61,089,081 and 61,022,414 shares issued and outstanding
at September 30, 2008 and March 31, 2008	6,109	6,102
Additional paid in capital	1,173	1,060
Retained earnings	7,632,250	1,895,330
Accumulated other comprehensive loss	(284,155)	(163,064)

Total stockholders' equity	7,355,377	1,739,428

Total liabilities and stockholders' equity	$64,506,249	$57,427,420

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Operations and Other Comprehensive Income (Unaudited)

	Six Months Ended September 30,
	2008	2007

Sales revenues, net	$9,420,326	$14,091,775
Shipping charge	2,829,110	4,514,280
	12,249,436	18,606,055

Cost of goods sold	3,311,782	5,219,514
Shipping cost	1,465,441	2,130,082
	4,777,223	7,349,596

Gross profit	7,472,213	11,256,459

Selling, general and administrative expenses	2,329,916	1,019,993

Net operating income	5,142,297	10,236,466

Other income (expense)
Interest income	772,120	22,180
Investment income	7,088	-
Foreign exchange gain (loss)	355	(121)
Other income (expense), net	(140)	93,055

Total other income	779,423	115,114

Net income before income taxes	5,921,720	10,351,580

Income taxes	184,800	800

Net income	$5,736,920	$10,350,780

Unrealized gain (loss) on available for sale securities	(121,091)	62,723

Comprehensive income	$5,615,829	$10,413,503

Net income per common share
Basic and diluted	$0.09	$0.17

Weighted average common shares outstanding
Basic and diluted	61,086,531	59,821,414

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$5,736,920	$10,350,780
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	24,117	19,170
Warranty liability	(42,696)	-
Stock based compensation	120	-
Changes in operating assets and liabilities:
Inventories	(2,620,264)	(1,510,679)
Prepaid expenses and other receivable	531,521	382,200
Accounts payable	(213,954)	179,446
Other liabilities	(9,151,696)	161,474
Unearned revenues	(3,747,070)	330,815
Income tax payable	184,000	-

Net cash provided by (used in) operating activities	(9,299,002)	9,913,206

Cash flows from investing activities:
Increase in note receivable	(22,760,000)	-
Additions to fixed assets	(57,787)	(67,609)
Purchase in investments	-	(935,365)
Increase in due from officer	-	(1,828)

Net cash (used in) investing activities	(22,817,787)	(1,004,802)

Cash flows from financing activities:
Restricted cash	37,845,432	-
Proceeds from investor deposits	14,434,296	-

Net cash provided by financing activities	52,279,728	-

Net increase in cash	20,162,939	8,908,404

Cash, beginning of period	15,165,620	554,562

Cash, end of period	$35,328,559	$9,462,966

Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$-
Income taxes paid in cash	$800	$800

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 1 - ORGANIZATION

EFT Biotech Holdings, Inc. (“EFT Holdings” or “the Company”), formerly HumWare Media Corporation, GRG, Inc., Ghiglieri Corporation, Karat Productions, Inc., was incorporated in the State of Nevada on March 19, 1992.

On November 18, 2007, the Company issued an aggregate of 53,300,000 shares of its common stock in connection with a share exchange with the stockholders of EFT BioTech, Inc. (“EFT BioTech”), a Nevada Corporation formed on September 17, 2007 (the “Transaction”), pursuant to which EFT BioTech became a wholly-owned subsidiary of the Company. The 53,300,000 common shares issued represented approximately 87.01% of the Company’s common stock outstanding after the Transaction. Consequently, the stockholders of EFT BioTech, Inc. own a majority of the Company's common stock immediately following the Transaction, therefore, the Transaction is being accounted for as a "reverse acquisition", and EFT BioTech is deemed to be the accounting acquirer in the reverse acquisition.

On September 17, 2007, EFT BioTech acquired EFT Limited, a British Virgin Islands company (“BVI”) formed on August 22, 2007, pursuant to which EFT Limited (BVI) became a wholly-owned subsidiary of EFT BioTech.  Since both EFT BioTech and EFT Limited (BVI) were under the common control, this acquisition represents a reorganization of entities under common control.

EFT Limited (BVI) has four wholly-owned subsidiaries: EFT, Inc., a California company formed on January 1, 2003, Top Capital, Ltd. (BVI), a BVI company formed on May 22, 2002, EFT (HK), Ltd., a Hong Kong (“HK”) company formed on November 1, 2006 and EFT International Ltd. (BVI), a BVI company formed on April 20, 2005, which it acquired all on November 14, 2007.  As EFT Limited (BVI) and the four companies being acquired were under the common control, this acquisition also represents a reorganization of entities under common control.

The Company, through its subsidiaries, is engaged in the E-Business designed around the concept of Business-to-customer using the World Wide Web as its “storefront” and business platform to market, sell and distribute 43 American brand products consisting of 22 nutritional products, 18 personal care products, 2 automotive fuel additives, 1 home product and a portable drinking container.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Foreign Currency

The Company’s reporting currency is the U.S. dollar. The Company’s operation in Hong Kong uses Hong Kong dollar (HKD) as its functional currency. The financial statements of the subsidiary are translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (SFAS) No. 52, Foreign Currency Translation. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income as a Component of Stockholders Equity. Foreign exchange transaction gains and losses are reflected in the income statement.  During the six months ended September 30, 2008 and 2007 there have been immaterial currency fluctuations between HKD and USD.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. The Company maintains its accounts in banks, several of which exceed the federally insured limit. In aggregate, approximately $35.6 million were out of federally insured limit.

Available for sale securities

The Company’s investments in publicly traded equity securities are classified as available-for-sale and are reported at fair value (based on quoted prices and market prices) using the specific identification method. Unrealized gains and losses are reported as a component of stockholders’ equity. Realized gains and losses on investments are included in investment and other income, net when realized. Any impairment loss to reduce an investment’s carrying amount to its fair market value is recognized in income when a decline in the fair market value of an individual security below its cost or carrying value is determined to be other than temporary.

Inventories

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. The Company records a write-down for inventories which have become obsolete. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to market value, if lower. Inventory consists of high tech nutritional, cosmetic, automotive maintenance and environmentally safe products.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Machinery and equipment	3 years
Office equipment and furniture	3 years
Automobile	5 years

For the six months ended September 30, 2008 and 2007, depreciation expenses were $24,117 and $19,170, respectively.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2008 there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short term maturity of these instruments.

Revenue Recognition

The Company’s revenue recognition policy is in accordance with the requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, (“SAB 104”), EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (“EITF 01-09”) and other applicable revenue recognition guidance and interpretations. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.  Cash consideration given by the Company to its sales affiliates is considered to be a reduction of the selling prices of the Company's products, thus, is recorded as a reduction of revenue.

Warranty

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its limited warranty. The specific warranty terms and conditions vary depending upon the product sold, but generally include replacement over a period of six months. Factors that affect the Company’s warranty liability include the number of products currently under warranty, historical and anticipated rates of warranty claims on those products, and cost per claim to satisfy the warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the estimated warranty obligation. The other factors are less significant due to the fact that the warranty period is only six months and replacement is generally already in stock or available at pre-determined price. Warranty claims are relatively predictable based on historical experience of failure rates. If actual results differ from the estimates, the Company revises its estimated warranty liability.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Shipping Costs

The Company’s shipping costs are included in cost of sales in the accompanying Consolidated Statements of Operations and Other Comprehensive Income for all periods presented.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred. For the six months ended September 30, 2008 and 2007, advertising expenses were $85,871 and $770, respectively.

Income Taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007 The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Net Income Per Share

Basic net income per share is computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted net income per share is computed on the basis of the weighted average number of common shares and common share equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net income per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented is comprised of net income and unrealized gain/loss on marketable securities classified as available-for-sale.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions, but several of its bank accounts exceed the federally insured limit, thus are exposed to credit risk in the case of financial institutions failure. The Company’s accounts receivable is constantly at a marginal to zero dollar ($0) level and its revenues are derived from orders place by consumers located anywhere in the world over the Company’s designate internet portal. The Company maintains a zero dollar ($0) allowance for doubtful accounts and authorizes credits based upon its historical “sound and quality” after sales customer services provided to affiliates and customers. Historically, such customer services have been maintained in accordance with the management expectations. The Company routinely assesses the credits authorized to its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Recent accounting pronouncements

In March 2008, FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

On May 8, 2008, FASB issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  The Company is currently assessing the impact of SFAS No. 162 on its financial position and results of operations.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its consolidated financial position, results of operations or cash flows.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial position, results of operations or cash flows.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Note 3 - FINANCIAL INSTRUMENTS

Disclosures about Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short term maturity of these instruments. The fair value of investments has been estimated based on quoted market prices, which the Company currently believes are indicative of fair value.

Investments

The following table summarizes the fair value and cost of the Company’s investments. The Company’s investments are mainly on equity securities mutual funds.

	September 30, 2008			March 31, 2008
	Fair Value	Cost	Unrealized (Loss)	Fair Value	Cost	Unrealized (Loss)

Equity securities	$714,874	$999,029	$(284,155)	$835,965	$999,029	$(163,064)
Investments	714,874	999,029	(284,155)	835,965	999,029	(163,064)
Short-term	714,874	999,029	(284,155)	835,965	999,029	(163,064)
Long-term	-	-	-	-	-	-
Investments	$714,874	$999,029	$(284,155)	$835,965	$999,029	$(163,064)

Note 4 - NOTE RECEIVABLE

On September 23, 2008, the Company signed a loan agreement denominated in U.S. dollars with Excalibur to lend $2,000,000 at interest rate of 3.75% per month with a term of no more than 60 days.

On July 18, 2008, the Company lent $1,567,000 to Excalibur International Marine Corporation (“Excalibur”).  The loan has no written note, is not interest bearing and due upon demand.

On July 15, 2008, the Company signed a loan agreement with Excalibur to lend $19,193,000 (New Taiwan Dollar 582,452,000) expiring at the end of October 2008. The loan is not interest bearing and secured by Excalibur’s vessel.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Note 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	September 30,	March 31,
	2008	2008

Automobile	$176,384	$176,384
Office equipment and furniture	42,836	22,068
Machinery and equipment	15,959	15,959
Leasehold improvements	37,019	-
	272,198	214,411
Less: Accumulated depreciation	(98,422)	(74,305)
	$173,776	$140,106

Note 6 – OTHER LIABILITIES

Other liabilities consist of the following:

	September 30,	March 31,
	2008	2008

Commission Payable	$2,904,510	$12,028,644
Payroll Liabilities	645,900	671,409
Warranty liability	42,912	85,608
Other	-	2,053
	$3,593,322	$12,787,714

Note 7 – STOCKHOLDERS’ EQUITY

Common stock

As of September 30, 2008 the Company has 4,975,000,000 shares of common stock authorized and 61,089,081 shares issued and outstanding at par value $0.0001 per share.

During the six months ended September 30, 2008, The Company issued 66,667 shares of Common Stock.

Deposits from investors

In March 2008, The Company received $37,845,432 deposits related to a private placement of its common stock to non-resident aliens at a purchase price of $3.80 per unit, for a unit consisting of one share of common stock and one common stock redeemable purchase warrant. During the six months ended September 30, 2008, the Company received $14,434,296 deposits from investors for the same private placement.  The private placement offering was terminated on October 25, 2008.

Note 8 - INCOME TAXES

The Company was incorporated in the United States of America (“US”) and has operations in three tax jurisdictions - the United States of America, the Hong Kong Special Administrative Region (“HK SAR”) and the BVI. The Company generated substantially all of its net income from its BVI operations for the six months ended September 30, 2008 and 2007 which are not subject to any tax provision according to BVI tax law. The Company’s HK SAR subsidiaries had no taxable income in the respective periods. The deferred tax assets for the Company’s US operations and HK SAR subsidiaries were immaterial at September 30, 2008 and 2007.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

The income tax expenses consist of the following:

	Six Months Ended September 30,
	2008	2007

Current:
Domestic	$184,800	$800
Foreign	-	-
Deferred	-	-
Income tax expenses	$184,800	$800

A reconciliation of income taxes, with the amount computed by applying the statutory federal income tax rate (37% for the six months ended September 30, 2008 and 2007) to income before income taxes for the six months ended September 30, 2008 and 2007, is as follows:

	Six Months Ended September 30,
	2008	2007

Income tax at U.S. statutory rate	$1,715,862	$3,105,234
State minimum tax	800	800
Indefinitely invested earnings of foreign subsidiaries	(1,540,991)	(3,108,027)
Nondeductible expenses	9,129	2,793
	$184,800	$800
Effective tax rate	3%	-

The Company’s effective tax rate increased for the six months ended September 30, 2008, compared to the same period of 2007, is due to a higher proportion of its operating profits being generated in the U.S.

Uncertain Tax Positions

As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. Interest associated with unrecognized tax benefits are classified as income tax and penalties are classified in selling, general and administrative expenses in the statements of operations. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

For the six months ended September 30, 2008 and 2007, the Company had no unrecognized tax benefits and related interest and penalties expenses.  Currently, the Company is not subject to examination by major tax jurisdictions.

Note 9 - WARRANTY LIABILITY

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its limited warranty. Changes in warranty liability for standard warranties which are included in current liabilities on the Company’s Consolidated Balance Sheets are presented in the following tables:

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

	September 30,	March 31,
	2008	2008

Warranty liability at beginning of period	$85,608	$48,696
Costs accrued (recovered)	(42,696)	36,912
Service obligations honored	-	-
Warranty liability at end of period	$42,912	$85,608
Current portion	$42,912	$85,608
Non-current portion	-	-
Warranty liability at end of period	$42,912	$85,608

Note 10 - COMMITMENT

Operating Lease

The Company leases office space in the US under an operating lease agreement.  The lease provides for monthly lease payments approximating $10,063 and expires on July 31, 2009. Future minimum lease payments under the operating leases as of September 30, 2008 approximate the following:

Year Ending March 31,
---------------------------
2009	$60,378
2010	40,250

The Company rents office space for its sales division in Hong Kong.  The lease provides for monthly lease payments approximating $50,000 USD and expires on March 31, 2012.  Future minimum lease payments under the operating lease are as follows:

Year Ending March 31,
---------------------------
2009	$180,000
2010	360,000
2011	360,000
2012	360,000

Rent expenses for the six months ended September 30, 2008 and 2007 were approximately $244,305 and $244,923, respectively.

Note 11 – SUBSEQUENT EVENTS

a.	On October 20, 2008, the Company formed EFT Investment Co., Ltd. EFT Investment Co., Ltd. is a wholly-owned subsidiary of EFT Biotech Holdings, Inc. and operates in Taiwan.

b.
On October 25, 2008, the Company through its wholly-owned subsidiary, EFT Investment Co. Ltd, a Taiwan company formed in November 2008, completed the acquisition of 49% shares of Excalibur, a shipping Company located in Taiwan.

c.	In November 14, 2008, the note receivable of $19,193,000 (New Taiwan Dollar 582,452,000) was paid back in full by Excalibur.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

d.	In November 2008, the Company issued 14,894,090 shares pursuant to the private placement closed on October 25, 2008.

ITEM 14.           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We dismissed our independent accountants, Weinberg & Company, P.A. on March 23, 2008 and engaged Child, Van Wagoner & Bradshaw, PLLC (“CVB”) as our independent accountants on May 23, 2008 to audit the Registrant’s financial statements for our fiscal year ended March 31st and to review our unaudited financial statements for the interim periods.  The change in accountants was approved by our board of directors on March 23, 2008.  We do not have an audit committee due to the size of our board of directors.   CVB commenced review of our annual audit for the year ending March 31, 2008.   CVB entered into an engagement letter with EFT BioTech Holdings, Inc. on May 23, 2008. We chose to change accountants due to the fact that CVB was more familiar with working on registration statements filed with the SEC and responding to the SEC’s comments regarding the registration statements.

During the fiscal year ended March 31, 2008, the Registrant expended $78,338 in auditor’s fees to Weinberg & Company, P.A. for its audit of the Registrant’s 2007 financial statements and for its review of the Registrant’s quarterly reports for the fiscal quarters ended June 30, 2007, September 30, 2007 and December 31, 2007.

During the fiscal years ended March 31, 2007 audited by Weinberg & Company P.A. , and through the interim period through the date of their dismissal, there were no disagreements with Weinberg & Company P.A. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Weinberg & Company P.A.’s satisfaction, would have caused Weinberg & Company P.A. to make reference to the subject matter in connection with its reports; and there were no reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K. During the period of the Company’s engagement of Weinberg & Company P.A., Weinberg & Company P.A.’s reports on the financial statements did not contain an adverse opinion or a disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

              Prior to its engagement, neither the Company nor anyone on its behalf has consulted CVB, regarding (i) either: the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Registrant’s financial statements; as such, no written or oral advice was provided, and none was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was a subject of a disagreement or reportable event, as there were none.

We provided Weinberg & Company P.A. with a copy of this disclosure on April 10, 2009, requesting Weinberg & Company P.A. to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us, and, if not, stating the respects in which it does not agree. A copy of the letter furnished by CVB in response to that request will be filed with the Commission within two business days of receipt as Exhibit 16.1 to this Form 10.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements filed as part of this Registration Statement:

The Registrant’s audited financial statements for the years ended March 31, 2008 and 2007 and the notes thereto and the unaudited financial statements for the nine months ended December 31, 2008 and 2007 and notes thereto are included after the Signature Page of this Registration Statement on Form 10 and are incorporated by reference herein.

(b)           Exhibits:

Exhibit No.:	Description:

3.1(1)	Articles of Incorporation of GRG, Inc. (now EFT BioTech Holdings, Inc.).
3.1.1(1)	Articles of Merger filed December 28, 2004 between HumWare Media Corporation, World Wide Golf Web, Inc. and GRG, Inc.
3.1.2(1)	Certificate of Amendment, effective November 7, 2007, to the Articles of Incorporation of HumWare Media Corporation
3.2	By-laws
4.1(1)	Form of Common Stock Certificate
4.2(1)	Form of Warrant to purchase one share of Common Stock for a purchase price of $3.80 per share until the second anniversary date of the date of issuance

10.1
Share Exchange Agreement, dated as of the 1st day of November, 2007, by and among EFT BioTech Holdings, Inc. (formerly HumWare Media Corporation), a Nevada corporation; certain EFT Shareholders and EFT BioTech Corporation, a Nevada corporation

10.2(2)	Subscription Agreement for Units in connection with the Registrant’s Regulation S Private Placement
10.3	Employment Agreement, dated May 10, 2008, between EFT BioTech Holdings, Inc. and Sharon Tang
14.1	Code of Ethics
14.2	Code of Business Conduct
16.1 (3)	Letter of Weinberg & Company P.A.
23.1(1)	Consent of Sharon Tang to be named as “financial expert” of the Board of Directors of the Registrant

(1)	Filed as an exhibit to Form 10 (File No.: 001-34222) filed with the SEC on December 10, 2008 and incorporated by reference herein.
(2)	Filed as an exhibit to Form 10-Q for the quarter ended December 31, 2008 (File No.: 001-34222) filed with the SEC on February 13, 2008 and incorporated by reference herein.
(3)	To be filed within two business days of receipt.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EFT BIOTECH HOLDINGS, INC.
Date: April 10, 2009	By: /s/ Jack Jie Qin Name: Jack Jie Qin Title: President, Chief Executive Officer and Chairman (Principal Executive Officer)

Date: April 10, 2009	By: /s/ Sharon Tang Name: Sharon Tang Title: Chief Financial Officer (Principal Financing and Accounting Officer)